SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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VANGUARD HEALTH SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 14, 2011

Dear Fellow Stockholders:

Please join us for the Vanguard Health Systems, Inc. Annual Meeting of Stockholders on Thursday, November 10, 2011, at 10:00 a.m. (Central Time) at our headquarters located at 20 Burton Hills Boulevard, Suite 100, Nashville, Tennessee 37215.

Attached to this letter are a Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the business to be conducted at the Annual Meeting. We also will report on matters of current interest to our stockholders.

Your vote is important to us. Whether you own a few shares or many, and whether you plan to attend the Annual Meeting in person or not, it is important that your shares be represented and voted at the Annual Meeting. You may vote your shares by proxy on the Internet, by telephone, by completing, signing and returning a proxy card, or by voting in person at the Annual Meeting.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Vanguard Health Systems.

Sincerely,

Charles N. Martin, Jr. Chairman and Chief Executive Officer

PROXY VOTING METHODS

If at the close of business on September 13, 2011, you were a stockholder of record or held shares through a broker or bank, you may vote your shares by proxy through the Internet, by telephone or by mail, or you may vote in person at the Annual Meeting. For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions to your broker, bank or other nominee. To reduce our administrative and postage costs, we ask that you vote through the Internet or by telephone, both of which are available 24 hours a day. You may revoke your proxy at the times and in the manners described on page 4 of the Proxy Statement.

If you are a stockholder of record or hold shares through a broker or bank and are voting by proxy, your vote must be received by 11:59 p.m. (Eastern Time) on November 9, 2011 to be counted.

To vote by proxy if you are a stockholder of record:

BY INTERNET

•	Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.

•	You will need the 12-digit Control Number included on your proxy card to obtain your records and to create an electronic voting instruction form.

BY TELEPHONE

•	From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.

•	You will need the 12-digit Control Number included on your proxy card in order to vote by telephone.

BY MAIL

•	When you receive the proxy card, mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the enclosed postage-paid envelope.

YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.

If you hold your shares in street name, you may also submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your broker, bank, or other nominee on how to submit voting instructions.

VANGUARD HEALTH SYSTEMS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:	Thursday, November 10, 2011

TIME:	10:00 a.m., Central Time

PLACE:	20 Burton Hills Boulevard, Suite 100, Nashville, Tennessee 37215

ITEMS OF BUSINESS:	1. To elect the three Class I directors listed herein.

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012.

3. To approve, in a non-binding advisory vote, the compensation paid to our named executive officers.

4. To determine, in a non-binding advisory vote, whether a non- binding stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years.

5. To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

WHO MAY VOTE:	Stockholder of record at the close of business on September 13, 2011.

VOTING BY PROXY	To ensure your shares are voted, you may vote your shares over the Internet, by telephone or by completing, signing and returning by mail. Internet and telephone voting procedures are described on the preceding page, in the General Information section that begins on page 1 of the Proxy Statement, and on the proxy card.

By Order of the Board of Directors,

James H. Spalding Executive Vice President, General Counsel and Corporate Secretary

This Notice of Annual Meeting and Proxy Statement are being distributed on or about October 14, 2011.

VANGUARD HEALTH SYSTEMS, INC.

20 Burton Hills Boulevard, Suite 100

Nashville, Tennessee 37215

Telephone: (615) 665-6000

PROXY STATEMENT

Annual Meeting of Stockholders

November 10, 2011

10:00 a.m. (Central Time)

GENERAL INFORMATION

Why am I being provided with these materials?

This Proxy Statement and the accompanying proxy are first being mailed to stockholders on or about October 14, 2011 .We have delivered printed versions of these proxy materials to you by mail, and have made the proxy materials available to you on the Internet, in connection with the solicitation by our Board of Directors (the “Board”) of proxies to be voted at our Annual Meeting of Stockholders to be held on November 10, 2011 (the “Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. Our directors, officers and certain other employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. You are invited to attend the meeting and vote your shares in person.

What am I voting on?

There are four proposals scheduled to be voted on at the Annual Meeting:

•	Proposal No. 1: Election of the three Class I directors listed in this Proxy Statement.

•	Proposal No. 2: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending June 30, 2012.

•	Proposal No. 3: Approval, in a non-binding advisory vote, of the compensation paid to our named executive officers.

•

Proposal No. 4: Determination, in a non-binding advisory vote, whether a non-binding stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years.

Who is entitled to vote?

Stockholders at the close of business on September 13, 2011 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 77,000,992 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”);

•

Held for you in an account with a broker, bank or other nominee (shares held in “street name”) – Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares; and

•	Held for you by us as restricted shares (whether vested or non-vested) under any of our stock incentive plans.

What constitutes a quorum?

The holders of a majority of the voting power of the issued and outstanding shares of stock entitled to vote must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” also are counted as present and entitled to vote for purposes of determining a quorum. However, as described below under “What is a ‘broker non-vote’ and how does it affect voting on each item?”, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”).

How many votes are required to approve each proposal?

All elections of directors will be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. A plurality vote requirement means that the three director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting.

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our 2012 fiscal year (Proposal No. 2) will be approved if the votes cast for the proposal exceed the votes cast against it. The compensation of our named executive officers (Proposal No. 3) will be approved, on an advisory basis, if the votes cast for the proposal exceed the votes cast against it. With respect to the vote on the frequency of future votes on our executive compensation (Proposal No. 4), the option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency that has been selected by our stockholders.

While the vote on executive compensation (Proposal No. 3) and vote on the frequency of stockholder votes on executive compensation (Proposal No. 4) are advisory in nature and non-binding, the Board and/or the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Pursuant to a stockholders agreement among us, investment funds affiliated with The Blackstone Group (“Blackstone”), investment funds affiliated with Morgan Stanley Capital Partners (“MSCP”) and certain members of our management, each of the parties to the stockholders agreement has agreed to vote his, her or its shares in favor of the Blackstone and MSCP nominees to the Board and to otherwise take actions to maintain Board and committee structure consistent with the stockholders agreement. As of the Record Date, the parties to the stockholders agreement beneficially owned and had the right to vote approximately 59.4% of our outstanding shares, and intend to vote all of their shares in favor of the director nominees listed herein. As a result, we are assured a quorum at the Annual Meeting and the election of the Class I directors nominated in Proposal 1 – Election of Directors.

How are votes counted?

With respect to the election of directors, you may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have the same effect as an abstention. Votes that are withheld will not have any effect on the outcome of the election of directors.

You may vote “FOR”, “AGAINST” or “ABSTAIN” with respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending June 30, 2012 (Proposal No. 2) and the advisory vote on the compensation paid to our named executive officers (Proposal No. 3). With respect to the advisory vote on the frequency of stockholder votes on executive compensation (Proposal No. 4), you may vote every “ONE YEAR,” “TWO YEARS”, “THREE YEARS” or “ABSTAIN.” For Proposal Nos. 2 and 3, abstentions will have the effect of a vote “against” such proposals. For Proposal No. 4, an abstention will have no effect on the outcome.

If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee listed herein, “three years” with respect to Proposal No. 4 and “FOR” the other proposals as recommended by the Board and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

What is a “broker non-vote” and how does it affect voting on each item?

A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at his or her discretion. Under current New York Stock Exchange (“NYSE”) interpretations that govern broker non-votes, Proposal Nos. 1, 3 and 4 are each considered a non-discretionary matter and a broker will lack the authority to vote shares at his or her discretion on each of those proposals. Proposal No. 2 is considered a discretionary matter and a broker will be permitted to exercise his or her discretion. Broker non-votes will have no effect on the outcome of the election of directors (Proposal No. 1). Also, in the case of Proposal No. 2, a broker non-vote will have the same effect as a vote against the matter. Further, broker non-votes will have no effect on the outcome of the votes on executive compensation (Proposal Nos. 3 and 4) because the shares subject to a broker non-vote will not be deemed “present and entitled to vote” on the proposal.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes, and Tripp Sullivan of Corporate Communications, Inc. will act as the inspector of election.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board set forth in this Proxy Statement;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending June 30, 2012;

•	“FOR” the approval, on a non-binding, advisory basis, of the compensation paid to our named executive officers; and

•	For every “THREE YEARS”, on a non-binding, advisory basis, with respect to how frequently a non-binding stockholder vote to approve the compensation paid to our named executive officers should occur.

How do I vote my shares without attending the Annual Meeting?

If you are a stockholder of record, you may vote by granting a proxy. Specifically, you may vote:

•

By Internet—If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 12-digit Control Number included on your proxy card in order to vote by Internet.

•

By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 12-digit Control Number included on your proxy card in order to vote by telephone.

•

By Mail—You may vote by mail by completing, signing and dating the proxy card where indicated, and by mailing or otherwise returning the proxy card in the envelope provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If you hold your shares in street name, you may also submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker, or other nominee on how to submit voting instructions.

Internet and telephone voting facilities will close at 11:59 p.m. (Eastern Time) on November 9, 2011 for the voting of shares held by stockholders of record or held in street name.

Mailed proxy cards with respect to shares held of record or in street name must be received no later than November 9, 2011.

How do I vote my shares in person at the Annual Meeting?

First, you must satisfy the requirements for admission to the Annual Meeting (see below). Then, if you are a stockholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of identification along with proof of ownership. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.

What does it mean if I receive more than one package of proxy materials?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each proxy card you receive.

May I change my vote or revoke my proxy?

Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:

•	Sending a written statement to that effect to our Corporate Secretary, provided such statement is received no later than November 9, 2011;

•	Voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m. (Eastern Time) on November 9, 2011;

•	Submitting a properly signed proxy card with a later date that is received no later than November 9, 2011; or

•	Attending the Annual Meeting, revoking your proxy and voting in person.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the Annual Meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Do I need a ticket to be admitted to the Annual Meeting?

You will need your proof of identification along with either your proxy card or proof of stock ownership to enter the Annual Meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record and you wish to be admitted to attend the Annual Meeting, you must present proof of your ownership of our common stock, such as a bank or brokerage account statement.

Do I also need to present identification to be admitted to the Annual Meeting?

Yes, all stockholders must present a form of personal identification in order to be admitted to the Annual Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named on your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Second Amended and Restated Certificate of Incorporation provides for a classified Board of Directors divided into three classes: Carol J. Burt, Stephen R. D’Arcy and Robert Galvin, M.D. constitute a class with a term that expires at the Annual Meeting of Stockholders in 2011 (the “Class I Directors”); Michael A. Dal Bello and M. Fazle Husain constitute a class with an original term that expires at the Annual Meeting of Stockholders in 2012 (the “Class II Directors”); and Philip N. Bredesen, Charles N. Martin, Jr. and Neil P. Simpkins constitute a class with an original term that expires at the Annual Meeting of Stockholders in 2013 (the “Class III Directors”).

The full Board of Directors has considered and nominated the following slate of Class I nominees for a three-year term expiring in 2014: Carol J. Burt, Stephen R. D’Arcy and Robert Galvin, M.D. Action will be taken at the Annual Meeting for the election of these three Class I nominees.

Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) attached to this proxy statement intend to vote the proxies held by them for the election of Carol J. Burt, Stephen R. D’Arcy and Robert Galvin, M.D. If any of these three nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.

Nominees for Election to the Board of Directors in 2011

The following information describes the offices held, other business directorships and the class and term of each nominee. Beneficial ownership of equity securities of the nominees is shown under “Security Ownership of Certain Beneficial Owners and Management” below.

Class I – Nominees for Term Expiring in 2014

Name	Age	Principal Occupation and Other Information
Stephen R. D’Arcy	56	A member of our Board of Directors since March 4, 2011. Mr. D’Arcy is a partner of Quantum Group LLC, an investment and consulting vehicle, and joined Quantum Group in August 2010. Also, Mr. D’Arcy was the Non-Executive Chairman of the Board of Trustees of The Detroit Medical Center from April 2007 to December 2010. Additionally, Mr. D’Arcy was the Global Automotive Leader for PricewaterhouseCoopers LLP from July 2002 to June 2010.

Robert Galvin, M.D.	61	A member of our Board of Directors since May 6, 2011. Dr. Galvin is the Chief Executive Officer of Equity Healthcare LLC, an affiliate of Blackstone, operated as part of its Private Equity Group. Equity Healthcare is a proprietary healthcare purchasing group currently encompassing more than 30 Blackstone and non-Blackstone affiliated companies having combined healthcare spending exceeding $1.5 billion annually. Prior to joining Equity Healthcare in August 2010, from 1996 until July 2010, Dr. Galvin was the Executive Director of Health Services and Chief Medical Officer for General Electric Company (“GE”), in charge of the design and performance of GE’s health programs, including both health spending and the services delivered in its global medical clinics. He also led health policy for GE.

Carol J. Burt	53	A member of our Board of Directors since September 20, 2011. Ms. Burt has been principal of Burt-Hilliard Investments, a private investment and consulting service to the healthcare industry, since January 2008. Ms. Burt was formerly an executive officer of WellPoint, Inc., a health benefits management company, where she served from 1997 to 2007. Most recently, Ms. Burt served as WellPoint’s Senior Vice President, Corporate Finance and Development, from 2005 until 2007. From 1999 to 2004, Ms. Burt was WellPoint’s Senior Vice President, Finance and Strategic Development, and from 1997 to 1998, WellPoint’s Senior Vice President, Finance and Treasury. In her time with WellPoint, Ms. Burt was responsible for, among other things, mergers and acquisitions, strategy, strategic investments, treasury and capital, investment and real estate management. She also oversaw financial planning and analysis, forecasting and budgeting and related matters. In addition, WellPoint’s financial services and worldwide businesses reported to her. Since 2010, Ms. Burt has served on the board of directors of WellCare Health Plans, Inc. a provider of managed care services for government-sponsored healthcare programs, and is a member of the Audit and Compensation Committees. In addition, beginning August 2011, Ms. Burt joined the board of directors of Emergency Medical Services Corporation, which is a privately-held company that provides emergency medical services in the United States.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE

ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

Continuing Members of the Board of Directors

The following information describes the offices held, other business directorships and the class and term of each director whose term continues beyond the Annual Meeting and who is not subject to election this year. Beneficial ownership of equity securities for these directors is also shown under “Security Ownership of Certain Beneficial Owners and Management” below.

Class II – Directors Whose Term Expires in 2012

Name	Age	Principal Occupation and Other Information
Michael A. Dal Bello	40	A member of our Board of Directors since September 23, 2004. Mr. Dal Bello is a Managing Director in the Private Equity Group of Blackstone and has been with the firm since 2002. While at Blackstone, Mr. Dal Bello has been actively involved in Blackstone’s healthcare investment activities. Prior to joining Blackstone, Mr. Dal Bello received an M.B.A. from Harvard Business School in 2002. Mr. Dal Bello worked at Hellman & Friedman LLC from 1998 to 2000 and prior thereto at Bain & Company. He currently serves, or since February 1, 2006 has served, on the board of representatives or directors of Apria Healthcare Group Inc., Alliant Holdings I, Inc., Team Health Holdings, Inc., Team Finance LLC, Biomet, Inc., Global Tower Partners, Catalent Pharma Solutions, Inc. and Sithe Global Power, LLC.

M. Fazle Husain	47	A member of our Board since November 7, 2007. Mr. Husain is a Managing Director of Metalmark Capital, the private equity division of Citigroup Alternative Investments. Prior to joining Metalmark, Mr. Husain was with Morgan Stanley & Co. for 18 years, where he was a Managing Director at Morgan Stanley Private Equity. Mr. Husain currently serves, or since February 1, 2006 has served, on the board of directors of SouthernCare, Inc., National Healing Corporation, Cross Country Health Care, Inc., Allscripts Healthcare Solutions Inc. and Aegis Sciences Corporation.

Class III – Directors Whose Term Expires in 2013
Name	Age	Principal Occupation and Other Information
Charles N. Martin, Jr	68	Mr. Martin has served as Chairman of our Board of Directors and our Chief Executive Officer since July 1997. Until May 31, 2001, he was also our President. From January 1992 until January 1997, Mr. Martin was Chairman, President and Chief Executive Officer of OrNda HealthCorp (“OrNda”), a hospital management company. Prior thereto, Mr. Martin was President and Chief Operating Officer of HealthTrust, Inc., a hospital management company, from September 1987 until October 1991. Mr. Martin is also a director of several privately held companies.

Philip N. Bredesen	67	A member of our Board since October 6, 2011. He served as the 48th Governor of the State of Tennessee from January 2003 until January 2011. He has been a founder, an investor and a director of several healthcare companies. These include HealthAmerica Corp., a managed care company that was listed on the NYSE and for which he was the Chief Executive Officer; Coventry Health Care, Inc., a diversified public managed healthcare company that operates health plans, insurance companies, network rental and workers’ compensation services companies; First Commonwealth, Inc., a publicly-traded dental HMO company that was acquired by The Guardian Life Insurance Company of America in 1999; and Qualifacts Systems Inc., a privately-held provider of software and web-based Electronic Health Records for the behavioral health and human services market. While Governor, he served as the Democratic co-chair of the National Governor’s Association Task Force on Health Reform. In addition, he is the author of Fresh Medicine: How to Fix Reform and Build a Sustainable Health Care System (Grove/Atlantic, 2010) and a frequent national speaker on health reform.

Neil P. Simpkins	45	A member of our Board since September 23, 2004. Mr. Simpkins has served as a Senior Managing Director in the Private Equity Group of Blackstone since December 1999 and is a member of the firm’s Private Equity Executive Committee. From 1993 until the time he joined Blackstone, Mr. Simpkins was a Principal at Bain Capital. Prior to joining Bain Capital, Mr. Simpkins was a consultant at Bain & Company in London and the Asia Pacific region. He currently serves, or since February 1, 2006 has served, as lead director of TRW Automotive Holdings Corp., as a member of the board of representatives of Team Finance LLC and as a member of the board of directors of Apria Healthcare Group Inc., Summit Materials, LLC and Team Health Holdings, Inc.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Our Board manages or directs the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and four standing committees: the Audit and Compliance Committee, the Compensation Committee, the Executive Committee and the Nominating and Corporate Governance Committee. Prior to our initial public offering on June 22, 2011, our Sponsors (investment funds affiliated with Blackstone and investment funds affiliated with MSCP) owned approximately 83.2% of us. Because our Sponsors and certain members of our management who are party to a stockholders agreement described below under “Transactions with Related Persons–Stockholders Agreement” still own 59.3% of us, we are a “controlled company” within the meaning of the NYSE corporate governance standards, and therefore have chosen not to be subject to certain corporate governance standards, including the requirement that a majority of our Board of Directors consist of independent directors, and the requirement that we have a compensation committee and a nominating committee that is each composed entirely of independent directors.

The stockholders agreement described below under “Transactions with Related Persons-Stockholders Agreement” provides that, until we cease to be a “controlled company” within the meaning of the NYSE rules, Blackstone has the right to nominate six directors to our Board and MSCP has the right to nominate one director to our Board. In addition, the stockholders agreement provides that there shall be three independent directors elected to our Board. Once we cease to be a “controlled company”, Blackstone will only have the right to nominate five directors to our Board, and once Blackstone owns less than 10% of our outstanding shares of common stock, Blackstone will only have the right to nominate one director to our Board. Each of Blackstone and MSCP will lose its right to nominate any directors to our Board once it owns less than 5% of our outstanding shares of common stock. Currently, Blackstone has appointed three directors (Messrs. Simpkins, Dal Bello and Galvin) and MSCP has appointed one director (Mr. Husain) to our Board. In addition, our Chief Executive Officer, Mr. Martin, is a director, and three independent directors have been appointed (Messrs. Bredesen and D’Arcy and Ms. Burt) to our Board of Directors. Each of the parties to the stockholders agreement has agreed to vote his, her or its shares in favor of the Blackstone and MSCP nominees to the Board and to otherwise take actions to maintain Board and committee structure consistent with the stockholders agreement. See “Transactions with Related Persons–Stockholders Agreement.”

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries.

The Board has established categorical standards of director independence to assist it in making independence determinations. These standards (which are included as an annex in our Corporate Governance Guidelines and may be found on the Corporate Governance Highlights page of the Investor Relations section on our website at www.vanguardhealth.com) set forth certain relationships between us and the directors and their immediate family members, or entities with which they are affiliated, that the Board, in its judgment, has determined to be material or immaterial in assessing a director’s independence. The Board’s policy is to review the independence of all directors at least annually.

In the event a director has a relationship with us that is relevant to his or her independence and is not addressed by the categorical independence standards, the Board will determine in its judgment whether such relationship is material.

We have affirmatively determined that Messrs. Bredesen and D’Arcy and Ms. Burt are independent under the categorical standards for director independence set forth in the Corporate Governance Guidelines. Messrs. Martin, Simpkins, Dal Bello, Husain and Galvin are not considered to be independent directors as a result of their employment by us or their affiliation with our Sponsors.

Our Board has also determined that Messrs. Bredesen and D’Arcy and Ms. Burt are “independent” for purposes of Section 303A of the Listed Company Manual of NYSE and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Board Structure

We combine the positions of Chairman of our Board of Directors and Chief Executive Officer. Our Chief Executive Officer, Mr. Martin, serves as the Chairman of our Board of Directors. The Board believes this provides an efficient and effective leadership model for us because, given his day-to-day involvement with, and intimate understanding of, our specific business, industry and management team, Mr. Martin is particularly suited to effectively identify strategic priorities, lead the discussion and execution of strategy, and facilitate information flow between management and the Board. The Board further believes that combining these roles fosters clear accountability, effective decision-making and alignment on the development and execution of corporate strategy. To promote effective independent oversight, the Board has adopted a number of governance practices, including:

•	ensuring the opportunity for executive sessions of the non-management directors after most regularly scheduled Board meetings.

•	ensuring the opportunity for executive sessions of the independent directors at least once a year.

•	conducting annual performance evaluations of Mr. Martin by the Compensation Committee, the results of which are reviewed with the Board.

The Board recognizes that no single leadership model is right for all companies and at all times, and the Board will review its leadership structure as appropriate to ensure it continues to be in the best interests of us and our stockholders.

Board Committees and Meetings

The following table summarizes the current membership of each of the Board’s Committees.

	Audit and Compliance Committee	Executive Committee	Compensation Committee	Nominating and Corporate Governance Committee
Philip N. Bredesen	X
Carol J. Burt	X
Stephen R. D’Arcy	X, Chair
Michael A. Dal Bello		X	X
Robert Galvin, M.D.
M. Fazle Husain			X
Charles N. Martin, Jr.		X, Chair		X, Chair
Neil P. Simpkins		X	X, Chair	X

All directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of stockholders. Prior to our initial public offering in June 2011, we did not have separately standing Audit and Compliance, Compensation or Nominating and Corporate Governance Committees, and the functions of those committees were performed by our entire Board of Directors. In the fiscal year ended June 30, 2011, our Executive Committee did not meet and our Board of Directors met nine times and all of our current directors attended more than 75% of the meetings of the Board of Directors during this fiscal year except Mr. D’Arcy who attended only two of the three meetings held after he was elected to the Board on March 4, 2011.

Committee Membership

Audit and Compliance Committee

All members of the Audit and Compliance Committee are “independent,” consistent with our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and audit committees in particular. Our Board has determined that each of the members of the Audit and Compliance Committee is “financially literate” within the meaning of the listing standards of the New York Stock Exchange and has accounting or related financial management expertise. In addition, our Board has determined that Mr. D’Arcy qualifies as an audit committee financial expert as defined by applicable regulations of the Securities and Exchange Commission (the “SEC”). The Board reached its conclusion as to Mr. D’Arcy’s qualification based on, among other things, his experience as a partner with PricewaterhouseCoopers LLP. Ms. Burt and Mr. Bredesen also qualify as an “audit committee financial expert” under SEC regulations.

The duties and responsibilities of the Audit and Compliance Committee are set forth in its charter, which may be found at www.vanguardhealth.com under Investor Relations: Corporate Governance: Highlights: Committee Charters: Audit and Compliance Committee, and include the following:

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review and discuss with management and the independent auditors prior to public dissemination our annual audited financial statements and quarterly financial statements, including our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•

review and discuss with management and the independent auditors prior to public dissemination our earnings press releases as well as any financial information and earnings guidance provided to analysts and rating agencies;

•

appoint, determine the compensation of, retaining, oversee and terminate any independent auditors engaged (including the resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us;

•	review, at least annually, the qualifications, performance and independence of the independent auditors and present its conclusions with respect to the independent auditor to the full Board;

•

review and discuss with management and the independent auditors any major issues arising as to the adequacy of our internal controls, any actions taken in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting;

•	review and discuss with the independent auditors the responsibilities, budget and staffing of our internal audit function;

•	review and discuss with management and the independent auditors our guidelines and policies with respect to risk assessment and risk management; and

•	review periodically the risks facing us and management’s efforts to manage those risks.

In addition, the Audit and Compliance Committee must pre-approve all auditing services and non-audit services, excluding certain minor non-audit services, to be provided to us by (i) the independent auditing firm that audits our consolidated financial statements on an annual basis, (ii) any other independent auditing firm that audits the financial statements on an annual basis of any of our subsidiaries or affiliates and, while Blackstone owns 20% or more of our voting securities, (iii) Deloitte & Touche LLP, which is the regular independent auditor for Blackstone Capital Partners (“BCP”) and/or Blackstone Real Estate Partners (“BREP”), BCP and BREP being affiliates of Blackstone, and its affiliates or (iv) any other regular independent auditor of those other companies controlled or significantly influenced by BCP or BREP and their affiliates. The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services; provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

On behalf of the Board, the Audit and Compliance Committee plays a key role in the oversight of our risk management policies and procedures. See “Oversight of Risk Management” below.

Compensation Committee

None of the members of the Compensation Committee is “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards due to their affiliation with our Sponsors.

The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.vanguardhealth.com under Investor Relations: Corporate Governance: Highlights: Committee Charters: Compensation Committee, and include the following:

•	establish and review our overall compensation philosophy;

•	review and approve corporate goals and objectives relevant to the Chief Executive Officer and other executive officers’ compensation, including annual performance objectives, if any;

•

evaluate the performance of the Chief Executive Officer in light of these corporate goals and objectives and, either as a committee or together with the other directors (as directed by the Board), determine and approve the annual salary, bonus, equity-based incentives and other benefits, direct and indirect, of the Chief Executive Officer;

•

review and approve, or make recommendations to the Board with respect to, the annual salary, bonus, equity and equity-based incentives and other benefits, direct and indirect, of the other executive officers;

•	consider policies and procedures pertaining to expense accounts of senior executives;

•

review and approve, or make recommendations to the Board with respect to, incentive-compensation plans and equity-based plans that are subject to the approval of the Board, and oversee the activities of the individuals responsible for administering those plans;

•	review and approve our equity compensation plans that are not otherwise subject to the approval of our stockholders;

•

review and approve, or make recommendations to the Board with respect to, all equity-based awards pursuant to our equity-based plans provided that until the committee is composed of at least two “non-employee directors,” as defined in Rule 16b-3 of the Exchange Act, all equity based awards shall be approved by the full Board;

•	monitor compliance by executives with the rules and guidelines of our equity-based plans; and

•	review and monitor all of our employee pension, profit sharing and benefit plans.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include reviewing and recommending the Compensation Discussion and Analysis to the Board for inclusion in our annual proxy statement or Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC. The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more of our officers the authority to make awards to any of our non-Section 16 officers under our incentive-compensation or other equity-based plans.

The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, in May 2011, the Compensation Committee engaged Compensation Advisory Partners LLC (“CAP”) as its independent outside compensation consultant to assist it in evaluating the elements and levels of our executive compensation for our fiscal year ending June 30, 2012. For a discussion of compensation determination processes and procedures and role of CAP, see “Compensation Discussion and Analysis—Compensation Determination Process.”

Neither CAP nor any of its affiliates maintains any other direct or indirect business relationships with us or any of our affiliates.

Nominating and Corporate Governance Committee

None of the members of the Nominating and Corporate Governance Committee is “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards.

The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which may be found at www.vanguardhealth.com under Investor Relations: Corporate Governance: Highlights: Committee Charters: Nominating and Corporate Governance Committee, and include the following:

•	establish the criteria for the selection of new directors;

•	identify and recommend to the Board individuals to be nominated as directors;

•	evaluate candidates for nomination to the Board, including those recommended by stockholders;

•	conduct all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates;

•	consider questions of independence and possible conflicts of interest of members of the Board;

•	review and recommend the composition and size of the Board;

•	oversee, at least annually, the evaluation of the Board and management;

•	periodically review the charter, composition and performance of each committee of the Board and recommend the creation or elimination of committees; and

•	oversee and approve the management continuity planning process.

Oversight of Risk Management

We are exposed to a number of risks including financial risks, operational risks and risks relating to regulatory and legal compliance. Our Chief Financial Officer is primarily responsible for our risk management function and regularly works closely with our senior executives to identify risks material to us. Our Chief Financial Officer reports regularly to our Chief Executive Officer and, as described below, the Audit and Compliance Committee and the Board, regarding our risk management policies and procedures.

On behalf of the Board, the Audit and Compliance Committee plays a key role in the oversight of our risk management policies and procedures. In this regard, the Audit and Compliance Committee discusses with management and the independent auditors our major financial risk exposures and the steps management has taken to monitor and control such exposures, including establishing guidelines and policies to govern the process by which risk assessment and risk management are undertaken. Specifically, the Audit and Compliance Committee meets with our Chief Financial Officer periodically throughout the year, as necessary, to discuss the risks facing us, including, in particular, any new risks that may have arisen since they last met.

Executive Sessions

To ensure free and open discussion and communication among the non-management directors of the Board, our non-management directors will meet in executive session at most Board meetings with no members of management present. In addition, at least once a year, the independent directors meet in a private session that excludes management and Sponsor-affiliated directors. At each of these meetings, the non-management and independent directors in attendance, as applicable, will determine which member will preside at such session.

Committee Charters and Corporate Governance Guidelines

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. These Corporate Governance Guidelines are reviewed from time to time by the Board and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by the full Board.

Our Corporate Governance Guidelines, which include our categorical standards of director independence, our Board Committee charters and other corporate governance information are available on the Corporate Governance Highlights page of the Investor Relations section on our website at www.vanguardhealth.com. Any stockholder also may request them in print, without charge, by contacting our Corporate Secretary at Vanguard Health Systems, Inc., 20 Burton Hills Boulevard, Suite 100, Nashville, Tennessee 37215 or corporate_secretary@vanguardhealth.com .

Code of Conduct

We maintain a Code of Business Conduct and Ethics that is applicable to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other senior financial officers. The Code of Business Conduct and Ethics sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, use of our assets, business conduct and fair dealing. The Code of Business Conduct and Ethics also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. We will disclose within four business days any substantive changes in or waivers of the Code of Business Conduct and Ethics granted to our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions, by posting such information on our website (www.vanguardhealth.com) rather than by filing a Form 8-K.

The Code of Business Conduct and Ethics may be found on our website at www.vanguardhealth.com under Investor Relations: Corporate Governance: Code of Conduct.

As described in our Code of Business Conduct and Ethics, we maintain two hotlines, an Ethics & Compliance Hotline and a Corporate Privacy (HIPAA) Hotline, by which our directors, officers, employees, any person doing business with us and members of the general public are provided with three avenues through which they can address any ethical questions or concerns: a toll-free phone line, an email address or via mail. The two hotlines are available 24 hours a day, 7 days a week. Persons can choose to remain anonymous in using the hotlines. In addition, we maintain a formal non-retaliation policy that prohibits action or retaliation against any person who makes a report in good faith even if the facts alleged are not confirmed by subsequent investigation.

Director Nomination Process

All persons nominated for election as directors at the Annual Meeting are currently serving on our Board of Directors and were recommended for re-election by our Nominating and Corporate Governance Committee. We established the Nominating and Corporate Governance Committee in connection with the initial public offering of our common stock in June 2011. The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending future director candidates, subject to the terms of the stockholders agreement and Mr. Martin’s employment agreement discussed below.

The Nominating and Corporate Governance Committee’s charter and our Corporate Governance Guidelines require the Committee to consider candidates timely submitted by our stockholders in accordance with the notice provisions and procedures set forth in our Amended and Restated By-Laws (as described below under “Stockholder Proposals For the 2012 Annual Meeting”) and to apply the same criteria to the evaluation of those candidates as the Committee applies to other director candidates. Any director nominees submitted by stockholders should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Corporate Secretary, Vanguard Health Systems, Inc., 20 Burton Hills Boulevard, Suite 100, Nashville, Tennessee 37215. All recommendations for nomination received by the Corporate Secretary that satisfy the requirements of our Amended and Restated By-Laws relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration.

The Committee may also use a variety of other methods to identify potential director candidates, such as recommendations by our directors, management or third party search firms. No third party search firm is currently retained to assist in that process. Our Board is responsible for nominating the slate of directors to be elected by our stockholders at each annual meeting of stockholders, upon the Committee’s recommendation.

The stockholders agreement described below under “Transactions with Related Persons – Stockholders Agreement” provides that, until we cease to be a “controlled company” within the meaning of the NYSE rules, Blackstone has the right to nominate six directors to our Board and MSCP has the right to nominate one director to our Board. In addition, the stockholders agreement provides that there shall be three independent directors elected to our Board. Once we cease to be a “controlled company”, Blackstone will only have the right to nominate five directors to our Board, and once Blackstone owns less than 10% of our outstanding shares of common stock, Blackstone will only have the right to nominate one director to our Board. Each of Blackstone and MSCP will lose its right to nominate any directors to our Board once it owns less than 5% of our outstanding shares of common stock. Currently, Blackstone has appointed three directors (Messrs. Simpkins, Dal Bello and Galvin) and MSCP has appointed one director (Mr. Husain) to our Board. In addition, our Chief Executive Officer, Mr. Martin, is a director, and three independent directors have been appointed (Messrs. Bredesen and D’Arcy and Ms. Burt) to our Board of Directors. These nominees, like all of our director nominees, are subject to election by our stockholders at our annual meeting.

In addition, our employment agreement with Mr. Martin provides that he shall serve as a member of our Board for as long as he is employed with us under that agreement. Our failure to nominate Mr. Martin for election by our stockholders or our stockholders’ failure to elect Mr. Martin to our Board would give rise to a breach of contract claim.

Our Chief Executive Officer initially recommended Mr. D’Arcy to our Board for election to the Board. In turn, Mr. D’Arcy was nominated by the non-profit entity which sold us The Detroit Medical Center system effective January 1, 2011, because we extended the right to nominate one member on our Board to this entity pursuant to a letter dated March 16, 2010.

Director Qualification

Subject to the stockholders agreement and Mr. Martin’s employment agreement discussed above, the Nominating and Corporate Governance Committee is charged with identifying, recruiting and recommending to the Board only those candidates that the Committee believes are qualified to become Board members consistent with the criteria for selection of new directors adopted from time to time by the Board. We strive to have a Board representing diverse experience at policy-making levels in business, education or other areas that are relevant to our business. To implement this goal, the Committee assesses diversity in evaluating each candidate’s individual qualities in the context of how that candidate would relate to the Board as a whole. The Committee will periodically assess whether the Board as a whole represents such diverse experience and recommend to the Board changes to the criteria for selection of new directors as appropriate. The Committee recommends candidates, including those submitted by stockholders, only if the Committee believes the candidate’s knowledge, experience and expertise would strengthen the Board and that the candidate is committed to representing the long-term interests of all of our stockholders.

For as long as we continue to qualify as a “controlled company” under NYSE listing standards, we are not subject to the NYSE requirement that a majority of the Board be independent.

The Nominating and Corporate Governance Committee assesses a candidate’s independence, background and experience, as well as the current Board’s skill needs and diversity. With respect to incumbent directors selected for re-election, the Committee assesses each director’s meeting attendance record and the suitability of continued service. In addition, individual directors and any nominee should be in a position to devote an adequate amount of time to the effective performance of director duties and should possess the following characteristics: integrity and accountability, informed judgment, financial literacy, a cooperative approach, a record of achievement, loyalty, and the ability to consult with and advise management.

Our Board of Directors believes that each of this year’s nominees is in a position to devote an adequate amount of time to the effective performance of director duties and has concluded that each nominee possesses the minimum qualifications identified above. In considering the Board as a whole, the Board has determined that this year’s nominees complement each other, meet the Board’s skill needs, and represent diverse experience at policy-making levels in areas relevant to our business.

Certain of our directors have been nominated by our Sponsors pursuant to the terms of the stockholders agreement. Since such Board nominations were made by our principal stockholders rather than our Board, we are unaware of the specific experience, qualifications, attributes or skills that led to each such stockholder’s conclusion that, in light of our business and structure, each of the persons so designated should serve as one of our directors. However, we note that (1) two of the three persons designated by Blackstone to be directors are either a Senior Managing Director (Mr. Simpkins) or a Managing Director (Mr. Dal Bello) in Blackstone’s Private Equity Group, with each having at least five years of employment with Blackstone’s private equity business and more than ten years of experience in the private equity industry; (2) the third person designated by Blackstone (Dr. Galvin) is also a senior manager in Blackstone’s Private Equity Group and is the Chief Executive Officer of Equity Healthcare LLC, Blackstone’s proprietary healthcare purchasing group having combined healthcare spending exceeding $1.5 billion annually for both Blackstone affiliated and non-affiliated companies, and for almost 15 years prior to joining Blackstone in 2010, Dr. Galvin was the Executive Director of Health Services and Chief Medical Officer for General Electric Company (“GE”), in charge of the design and performance of GE’s health programs, including both health spending and the services delivered in its global medical clinics, as well as leading health policy for GE;

and (3) the person designated by MSCP (Mr. Husain) to be one of our directors is a Managing Director of Metalmark Capital, a private equity firm which manages the MSCP funds owning shares in us, with Mr. Husain having more than 20 years of experience in the private equity and venture capital investment business. Additionally, Messrs. Dal Bello, Husain and Simpkins each have served on numerous boards of directors of healthcare companies.

In addition, our employment agreement with our Chief Executive Officer, Mr. Martin, provides that he shall serve as a member of our Board for as long as he is employed with us under that agreement. Mr. Martin has vast experience with hospital management companies like us. He has been our Chairman and Chief Executive Officer since we were founded in 1997, and prior thereto was Chairman, President and Chief Executive Officer of OrNda HealthCorp, a hospital management company, from 1992 to 1997 and President and Chief Operating Officer of HealthTrust, Inc., a hospital management company, from 1987 to 1991. Mr. Martin also is a director of several privately held companies.

As for as our independent directors (Messrs. Bredesen and D’Arcy and Ms. Burt), the Board believes that they possess the following experience, qualifications, attributes and skills that were considered by the Board in deciding to elect them as members of the Board:

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Mr. Bredesen served as the 48th Governor of the State of Tennessee from January 2003 until January 2011. He has been a founder, an investor and a director of several healthcare companies. These include HealthAmerica Corp., a managed care company that was listed on the NYSE and for which he was the Chief Executive Officer; Coventry Health Care, Inc., a diversified public managed healthcare company; First Commonwealth, Inc., a publicly-traded dental HMO company; and Qualifacts Systems Inc., a privately-held provider of software and web-based Electronic Health Records for the behavioral health and human services market. While Governor, he served as the Democratic co-chair of the National Governor’s Association Task Force on Health Reform. In addition, he is the author of Fresh Medicine: How to Fix Reform and Build a Sustainable Health Care System (Grove/Atlantic, 2010) and a frequent national speaker on health reform. Mr. Bredesen brings to the Board his experience in government, which is particularly relevant in light of the highly regulated nature of the healthcare sector, and executive experience in healthcare services companies, including experience as a chief executive officer.

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Ms. Burt has been principal of Burt-Hilliard Investments, a private investment and consulting service to the healthcare industry, since January 2008. Ms. Burt was formerly an executive officer of WellPoint, Inc., a health benefits management company, where she served from 1997 to 2007. Most recently, Ms. Burt served as WellPoint’s Senior Vice President, Corporate Finance and Development, from 2005 until 2007. From 1999 to 2004, Ms. Burt was WellPoint’s Senior Vice President, Finance and Strategic Development, and from 1997 to 1998, WellPoint’s Senior Vice President, Finance and Treasury. In her time with WellPoint, Ms. Burt was responsible for, among other things, mergers and acquisitions, strategy, strategic investments, treasury and capital, investment and real estate management. She also oversaw financial planning and analysis, forecasting and budgeting and related matters. In addition, WellPoint’s financial services and worldwide businesses reported to her. Ms. Burt brings to the Board her strategic, operational and financial experience in the managed care industry, which the Board finds valuable as we position ourselves for the future.

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Mr. D’Arcy is a partner of Quantum Group LLC, an investment and consulting vehicle, and joined Quantum Group in August 2010. Also, Mr. D’Arcy was the Non-Executive Chairman of the Board of Trustees of The Detroit Medical Center from April 2007 to December 2010. Additionally, he was the Global Automotive Leader for PricewaterhouseCoopers LLP from July 2002 to June 2010 (after having been the Managing Partner of the Detroit office of PricewaterhouseCoopers LLP from 1998 to 2004 and having first joined its predecessor Coopers & Lybrand in 1976 as an auditor). Mr. D’Arcy brings to the Board financial expertise and public company accounting experience.

Stockholder Communications

As described in the Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with the chairperson of the Audit and Compliance, Compensation, Executive or Nominating and Corporate Governance Committees, or to the non-management or independent directors as a group, may do so by (1) addressing such communications or concerns to the Corporate Secretary, 20 Burton Hills Boulevard, Suite 100,

Nashville, Tennessee 37215, who will forward such communications to the appropriate party, or (2) sending an e-mail to corporate_secretary@vanguardhealth.com. Such communications may be done confidentially or anonymously.

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is certain information regarding each of our current executives and their ages as of October 1, 2011, other than Charles N. Martin, Jr., whose biographical information is presented under “Class III – Directors Whose Term Expires in 2013.”

Name	Age	Position
Kent H. Wallace	56	President & Chief Operating Officer

Keith B. Pitts	54	Vice Chairman

Mark R. Montoney, M.D.	54	Executive Vice President & Chief Medical Officer

Joseph D. Moore	64	Executive Vice President

Bradley A. Perkins, M.D.	52	Executive Vice President-Strategy and Innovation & Chief Transformation Officer

Phillip W. Roe	50	Executive Vice President, Chief Financial Officer & Treasurer

James H. Spalding	52	Executive Vice President, General Counsel & Secretary

Alan G. Thomas	57	Executive Vice President-Operations Finance

Carol A. Bailey	52	Senior Vice President-Reimbursement

Reginald M. Ballantyne III	67	Senior Vice President-Market Strategy & Government Affairs

Jonathan L. Bartlett	43	Senior Vice President-Operations

Scott Blanchette	39	Senior Vice President & Chief Information Officer

Bruce F. Chafin	55	Senior Vice President-Compliance & Ethics

Paul T. Dorsa	54	Senior Vice President-Development

Michael E. Duggan	53	Senior Vice President-Operations

William T. Foley	61	Senior Vice President-Operations

Larry L. Fultz	56	Senior Vice President-Human Resources

Joseph J. Mullany	47	Senior Vice President-Operations

Harold H. Pilgrim III	50	Senior Vice President & Chief Development Officer

Graham Reeve	47	Senior Vice President-Operations

Thomas M. Ways	61	Senior Vice President-Managed Care

Gary D. Willis	46	Senior Vice President, Controller & Chief Accounting Officer

Kent H. Wallace has served as Vanguard’s President & Chief Operating Officer since September 2005. Prior thereto he was a Senior Vice President—Operations of Vanguard from February 2003 until September 2005. Prior thereto from July 2001 to December 2002, he was Regional Vice President of Province Healthcare Company of

Brentwood, Tennessee, an owner and operator of non-urban, acute care hospitals in 13 states. During this time Mr. Wallace had managerial responsibility for seven of these hospitals. From June 1999 until June 2001, Mr. Wallace was President and Chief Executive Officer of Custom Curb, Inc. of Chattanooga, Tennessee, a family owned company which manufactured roof accessories. Prior thereto from January 1997 until May 1999, Mr. Wallace was a Vice President—Acquisitions and Development of Tenet Healthcare Corporation (“Tenet”), a hospital management company.

Keith B. Pitts has been Vanguard’s Vice Chairman since May 2001, was a director of Vanguard from August 1999 until September 2004, and was an Executive Vice President of Vanguard from August 1999 until May 2001. Prior thereto, from November 1997 until June 1999, he was the Chairman and Chief Executive Officer of Mariner Post-Acute Network, Inc. and its predecessor, Paragon Health Network, Inc., which is a nursing home management company. Prior thereto from August 1992 until January 1997, Mr. Pitts served as Executive Vice President and Chief Financial Officer of OrNda, a hospital management company.

Mark R. Montoney, M.D. has been Vanguard’s Executive Vice President & Chief Medical Officer since December 2008. Prior to his employment with Vanguard, from July 2005 to December 2008, Dr. Montoney was System Vice President and Chief Medical Officer of OhioHealth Corporation, a not-for-profit regional hospital management company headquartered in Columbus, Ohio, which operates several hospitals and health and surgery centers, home-health providers, medical equipment and health service suppliers. Prior thereto, from July 2000 to July 2005, Dr. Montoney was Vice President—Quality & Clinical Support of Riverside Methodist Hospital, a large tertiary care hospital in Columbus, Ohio.

Joseph D. Moore has served as an Executive Vice President of Vanguard since November 2007. He served as Executive Vice President, Chief Financial Officer and Treasurer of Vanguard from July 1997 until November 2007 and was a director of Vanguard from July 1997 until September 2004. From February 1994 to April 1997, he was Senior Vice President—Development of Columbia/HCA Healthcare Corporation (“Columbia”), a hospital management company. Mr. Moore first joined Hospital Corporation of America (a predecessor of Columbia) in April 1970, rising to Senior Vice President—Finance and Development in January 1993.

Bradley A. Perkins, M.D. has been Executive Vice President—Strategy and Innovation & Chief Transformation Officer of Vanguard since July 2009. Prior to his employment with Vanguard, Dr. Perkins held various positions with the Centers for Disease Control & Prevention from July 1989 to June 2009, including Chief Strategy & Innovation Officer and Chief, Office of Strategy & Innovation from December 2005 to June 2009, and Deputy Director, Office of Strategy & Innovation, from May 2004 to December 2005.

Phillip W. Roe has been Executive Vice President, Chief Financial Officer and Treasurer since November 2007. He was Senior Vice President, Controller and Chief Accounting Officer of Vanguard from July 1997 to November 2007. Prior thereto he was Senior Vice President, Controller and Chief Accounting Officer of OrNda from September 1996 until January 1997 and was Vice President, Controller and Chief Accounting Officer of OrNda from October 1994 until September 1996.

James H. Spalding has served as Executive Vice President, General Counsel and Secretary of the Company since September 2011. Prior thereto, he was Senior Vice President, Assistant General Counsel and Assistant Secretary of Vanguard from November 1998 to August 2011. Before that he was Vice President, Assistant General Counsel and Assistant Secretary of Vanguard from July 1997 until November 1998. Prior thereto from April 1994 until January 1997, he served as Vice President, Assistant General Counsel and Assistant Secretary of OrNda.

Alan G. Thomas has served as Executive Vice President—Operations Finance of Vanguard since October 1, 2011. Previously, he had been Senior Vice President—Operations Finance of Vanguard since July 1997. Prior thereto, Mr. Thomas was Senior Vice President—Hospital Financial Operations of OrNda from April 1995 until January 1997. Prior thereto he was Vice President—Reimbursement and Revenue Enhancement of OrNda from June 1994 until April 1995.

Carol A. Bailey has served as Senior Vice President—Reimbursement of Vanguard since October 1, 2011. Previously, she had been Vice President of Reimbursement of Vanguard since July 1997. Prior thereto, Ms. Bailey was Vice President of Reimbursement of OrNda from April 1995 until January 1997.

Reginald M. Ballantyne III joined Vanguard in May 2001 and has served as Senior Vice President—Market Strategy & Government Affairs since January 2002. From 1984 to 2001, he served as President and CEO of PMH Health Resources, Inc., an Arizona based multi-unit healthcare system. Prior to 1984, Mr. Ballantyne served as President of Phoenix Memorial Hospital in Phoenix, Arizona. Mr. Ballantyne served as Chairman of the American Hospital Association (“AHA”) in 1997 and as Speaker of the AHA House of Delegates in 1998. He is a Fellow of the American College of Healthcare Executives (“ACHE”) and a recipient of the ACHE Gold Medal Award for Management Excellence. Mr. Ballantyne also served as a member of the national Board of Commissioners for The Joint Commission and as Chairman of the AHA Committee of Commissioners from 1992 until 1995. In June 2010, Mr. Ballantyne was elected Chairman of the Board of the Arizona Chamber of Commerce and Industry. He has served as a director of Superior Consultant Holdings Corporation and is currently a director of several privately held companies.

Jonathan L. Bartlett has served as a Senior Vice President—Operations of Vanguard since September 2011 and has been Market President of our Phoenix Market since August 2011. Prior thereto from May to August 2011, Mr. Bartlett was chief operating officer of our Arizona operations. From June 2000 until May 2011, Mr. Bartlett was chief executive officer of Vanguard’s Arrowhead Hospital in Glendale, Arizona.

Scott Blanchette has served as Senior Vice President & Chief Information Officer of Vanguard since May 3, 2011. Prior to his employment with Vanguard, from 2006 until April 2011, he was the Vice President, Business Technology, and Chief Information Officer of Healthways, Inc. Healthways, based in Franklin, Tennessee, provides specialized, comprehensive programs to help people improve physical, emotional and social well-being, reducing both direct healthcare costs and associated costs from the loss of employee productivity. Prior to joining Healthways, from 2003 to 2006, Mr. Blanchette was Director of I.T. and Security Officer of Stanford Hospital and Clinics, Stanford Cancer Center and Lucile Packard Children’s Hospital, all units of Stanford University Medical Center, in Palo Alto, California.

Bruce F. Chafin has served as Senior Vice President—Compliance & Ethics of Vanguard since July 1997. Prior thereto, from April 1995 to January 1997, he served as Vice President—Compliance & Ethics of OrNda.

Paul T. Dorsa has served as Senior Vice President—Development of Vanguard since September 2008. Prior to his employment with Vanguard, from May 2004 to September 2008, he was the Vice President—Mergers & Acquisition of DaVita Inc., a provider of dialysis services and education for patients with chronic kidney failure and end stage renal disease.

Michael E. Duggan has served as a Senior Vice President—Operations of Vanguard and Market President of its Michigan operations since January 2011. Prior to his employment with Vanguard, from January 2004 to December 2010, he was President and Chief Executive Officer of The Detroit Medical Center, a non-profit hospital management company which operated eight acute care and specialty hospitals in the Detroit, Michigan metropolitan area with 1,734 combined licensed beds. The Detroit Medical Center was acquired by us effective January 1, 2011. Prior to joining The Detroit Medical Center, Mr. Duggan was Wayne County, Michigan prosecutor from 2001 to 2003 and Deputy Wayne County Executive from 1987 to 2000. Mr. Duggan currently serves on the board of directors of Greektown Superholdings, Inc.

William T. Foley has served as a Senior Vice President—Operations of Vanguard since September 2011. He joined Vanguard in May 2011 as Market President of our Chicago, Illinois area operations. Prior to his employment with us, from May 2009 to May 2011, he was Chief Executive Officer of Cook County Health and Hospitals System, Chicago, Illinois, a three-hospital public healthcare system. From November 2006 until May 2009, Mr. Foley was an independent consultant to two consulting entities, Navigant Consulting and Wellspring Partners, taking assignments in the hospital industry. From August 2001 until November 2006, Mr. Foley was President and Chief Executive Officer of Provena Health headquartered in Mokena, Illinois, a Catholic healthcare system owning hospitals in suburban Chicago and central Illinois.

Larry L. Fultz has served as Senior Vice President—Human Resources of Vanguard since February 2009. Prior to his employment with Vanguard, from October 2007 to January 2009, he was Executive Vice President—Human Resources of the Victoria’s Secret Brand division of Limited Brands, Inc., headquartered in Columbus, Ohio. The

Victoria’s Secret Brand division sells women’s intimate and other apparel, personal care and beauty products and accessories under the Victoria’s Secret brand name through retail stores, its website and its catalog. Prior thereto from April 2006 to October 2007, Mr. Fultz was Executive Vice President—Human Resources of the Victoria Secret’s retail store division of Limited Brands, Inc. Prior to joining Victoria’s Secret, from September 2000 to April 2006, Mr. Fultz was Vice President—Human Resources of Cintas Corporation, headquartered in Cincinnati, Ohio. Cintas designs, manufactures and implements corporate identity uniform programs, and provides entrance mats, restroom supplies, promotional products, first aid, safety, fire protection products and services, and document management services for other businesses.

Joseph J. Mullany has served as a Senior Vice President—Operations of Vanguard since September 2005 and currently is Market President of our Massachusetts operations. Prior thereto from October 2002 to August 2005 he was a Regional Vice President of Essent Healthcare, Inc. of Nashville, Tennessee, an investor-owned hospital management company, responsible for its New England Division. From October 1998 to October 2002, Mr. Mullany was a Division Vice President of Health Management Associates, Inc. of Naples, Florida, a hospital management company, responsible for its Mississippi Division.

Harold H. Pilgrim III has served as the Senior Vice President & Chief Development Officer of Vanguard since July 2009. Prior thereto from September 2005 to June 2009 he was a Senior Vice President—Operations of Vanguard serving as Market president of Vanguard’s San Antonio, Texas operations. From February 2003 to September 2005 he was Vice President—Business Development of Vanguard, responsible for development for Vanguard’s Texas operations. Prior thereto from November 2001 to January 2003 Mr. Pilgrim was Vanguard’s Vice President—Investor Relations, and during that period he was also involved in Vanguard’s acquisitions and development activities.

Graham Reeve has served as a Senior Vice President—Operations of Vanguard and Market President of our San Antonio, Texas area operations since July 2009. Prior thereto from April 2009 to June 2009, he was Vice President and Chief Operating Officer of our San Antonio, Texas area operations. From December 2005 to April 2009, he was President and Chief Executive Officer of our St. Luke’s Baptist Hospital in San Antonio, Texas. Prior thereto from September 2003 to November 2005, he was Vice President—Ambulatory Services of our Texas operations. Prior to joining Vanguard, Mr. Reeve was employed by HealthSouth Corporation, a Birmingham, Alabama-based owner of rehabilitation and surgery hospitals and rehabilitation and surgery outpatient centers, holding various positions from December 1995 through August 2003, with his last position being Vice President—Surgical Operations for HealthSouth’s southwestern surgery hospitals and surgery centers.

Thomas M. Ways has served as Senior Vice President—Managed Care of Vanguard since March 1998. Prior thereto from February 1997 to February 1998, he was Chief Executive Officer of MSO/Physician Practice Development for the Southern California Region of Tenet. Prior thereto from August 1994 to January 1997, he was Vice President—Physician Integration of OrNda.

Gary D. Willis has served as Senior Vice President, Controller and Chief Accounting Officer of Vanguard since May 2008. From February 2006 to May 2008, he was Senior Vice President and Chief Accounting Officer of LifePoint Hospitals, Inc. (“LifePoint”), a hospital management company based in Brentwood, Tennessee. From December 2002 to February 2006, he was Vice President and Controller of LifePoint.

The executive officers named above were appointed by our Board of Directors to serve in such capacities until their respective successors have been duly appointed and qualified, or until their earlier death, resignation or removal from office.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit and Compliance Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2012.

Although ratification is not required by our Amended and Restated By-Laws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit and Compliance Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit and Compliance Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Representatives of Ernst & Young LLP will be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

The shares represented by your proxy will be voted for the ratification of the selection of Ernst & Young LLP unless you specify otherwise.

Audit and Non-Audit Fees

In connection with the audit of our fiscal year 2011 financial statements, we entered into an agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP will perform audit services for us.

The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of our financial statements for fiscal year 2011 and 2010 and fees billed for other services rendered by Ernst & Young LLP for those periods:

	2011	2010
Audit fees (1)	$1,995,102	$1,251,362
Audit-related fees (2)	1,995	26,995
Tax fees (3)	410,850	301,149
All other fees (4)	184,255	573,215

Total:	$2,592,202	$2,152,721

(1)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by Ernst & Young LLP for the audit of our annual consolidated financial statements included in Form 10-K and the review of our condensed consolidated financial statements included in Forms 10-Q. The audit fees also include amounts for comfort letters and consents related to SEC filings.
(2)	Includes fees billed for services performed by Ernst & Young LLP that are related to research and consultation services.
(3)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning.
(4)	Includes the aggregate fees recognized in each of the last two fiscal years for products and services provided by Ernst & Young LLP, other than those services described above. These fees primarily related to certain reimbursement advisory services.

During its fiscal year ended June 30, 2011, our full Board of Directors acted as the Audit and Compliance Committee in considering whether providing the non-audit services shown in this table was compatible with maintaining Ernst & Young LLP’s independence and concluded that it was.

Consistent with SEC policies regarding auditor independence and the Audit and Compliance Committee’s charter, the Audit and Compliance Committee has responsibility for engaging, setting compensation for and reviewing the performance of our independent registered public accounting firm. In exercising this responsibility, the Audit and Compliance Committee preapproves all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE

RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR FISCAL YEAR 2012.

Report of the Audit and Compliance Committee

The Audit and Compliance Committee operates pursuant to a charter which is reviewed annually by the Audit and Compliance Committee. A brief description of the primary responsibilities of the Audit and Compliance Committee is included in this Proxy Statement under “The Board of Directors and Certain Governance Matters—Committee Membership—Audit and Compliance Committee”. Under the Audit and Compliance Committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit and Compliance Committee reviewed and discussed our audited financial statements with management and with our independent registered public accounting firm. The Audit and Compliance Committee also discussed with our independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance.” In addition, the Audit and Compliance Committee received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit and Compliance Committee concerning independence, and discussed with our independent registered public accounting firm its independence.

Based upon the review and discussions described in the preceding paragraph, our Audit and Compliance Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the year ended June 30, 2011 filed with the SEC.

Submitted by the Audit and Compliance Committee of our Board of Directors:

Stephen R. D’Arcy, Chair

PROPOSAL NO. 3—NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to stockholder vote to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as disclosed on pages 43 to 57. While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of this vote.

The text of the resolution in respect of Proposal No. 3 is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion is hereby APPROVED.”

In considering their vote, stockholders may wish to review with care the information on our compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis on pages 27 to 42, as well as the discussion regarding the Compensation Committee on pages 12 to 13.

In particular, stockholders should note the following:

•	A significant portion of each named executive officer’s total compensation is tied to the achievement of our financial goals that contribute to our success in the short- and long-term.

•

Long-term equity incentive grants, which constitute a key component of executive compensation, typically have a multi-year vesting period designed to motivate our named executive officers to make business decisions that, over the long-term, increase the price of our stock.

•	We do not provide any tax gross-ups of annual compensation.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE

APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4—NON-BINDING VOTE ON FREQUENCY OF STOCKHOLDER VOTES ON

EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to stockholder vote to recommend, in a non-binding advisory vote, whether a non-binding stockholder vote to approve the compensation paid to our named executive officers (that is, votes similar to the non-binding vote in Proposal No. 3 on page 25) should occur every one, two or three years. While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of the vote.

In considering their vote, stockholders may wish to review with care the information presented in connection with Proposal No. 3 on page 25, the information on our compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis on pages 27 to 42, as well as the discussion regarding the Compensation Committee on pages 12 to 13.

We believe a three-year frequency is most consistent with our approach to compensation. Our reasons include:

•	We seek a consistent approach to our executive compensation program from year to year.

•

We believe that a three-year time horizon will provide stockholders sufficient time to evaluate the effectiveness of our short- and long-term executive compensation program, our performance and our compensation strategies.

•

We believe that a three-year time horizon provides our compensation committee sufficient time to measure our long-term performance, thoughtfully evaluate stockholder input and effectively implement any desired changes to our executive compensation program.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “THREE

YEARS” WITH RESPECT TO HOW FREQUENTLY A STOCKHOLDER VOTE TO APPROVE,

IN A NON-BINDING VOTE, THE COMPENSATION PAID TO OUR NAMED EXECUTIVE

OFFICERS SHOULD OCCUR.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our Board has historically been responsible for the administration and oversight of our executive compensation programs. Since the completion of our initial public offering in June 2011, our Board has delegated this responsibility to our Compensation Committee.

This section discusses the principles underlying our executive compensation policies and decisions. It provides qualitative information regarding the manner in which compensation is earned by our executive officers and places in context the data presented in the tables that follow. In addition, in this section, we address the compensation paid or awarded during fiscal year 2011 to: Charles N. Martin, Jr., our Chief Executive Officer (principal executive officer); Phillip W. Roe, our Executive Vice President, Chief Financial Officer and Treasurer (principal financial officer); and our three other most highly compensated executive officers, Kent H. Wallace, our President and Chief Operating Officer, Bradley A. Perkins, M.D., our Executive Vice President-Strategy & Innovation and Chief Transformation Officer, and Michael E. Duggan, one of our Senior Vice Presidents-Operations who is the Market President for our Detroit Market. We refer to these five executive officers as our “named executive officers.”

In September 2004, private equity investment funds associated with Blackstone acquired a controlling interest in us (the “2004 Merger”) from private equity funds associated with MSCP, management and certain other private investors. In the 2004 Merger, MSCP retained a significant equity interest in us. Thus, from September 2004 until we consummated our initial public offering in June 2011, we were privately held and controlled by the Sponsors with a Board of Directors made up principally of representatives of the Sponsors and our Chief Executive Officer. As discussed in more detail below, various aspects of named executive officer compensation were negotiated and determined at the time of the 2004 Merger or in subsequent acquisitions that we made of hospital systems.

As a privately-owned company with a relatively small Board of Directors, from September 2004 until our June 2011 initial public offering, our entire Board of Directors acted as our Compensation Committee. During fiscal 2011 our executive compensation program was overseen and administered by our Board of Directors. The Board, in acting as the Compensation Committee, operated somewhat informally without a written charter in discharging its responsibilities relating to the compensation of our executive officers. Our Chief Executive Officer presented cash, equity and benefits compensation recommendations to the Board for its consideration and approval, but did not make any recommendations with respect to his own compensation. The Board reviewed these proposals and made all final compensation decisions for our executive officers by exercising its discretion in accepting, modifying or rejecting any such recommendations.

Following our initial public offering in June 2011, we established a separate Compensation Committee, which now has the responsibility to administer our executive compensation program.

Philosophy of Executive Compensation Program

The overall aim of our executive compensation program is to promote our strategic business initiatives, financial performance objectives and the creation and maintenance of equity value. The following are the principal objectives in the design of our executive compensation program:

•	Attract, retain, and motivate superior management talent critical to our long-term success with compensation that is competitive within the marketplace;

•	Maintain a reasonable balance among base salary, annual cash incentive payments and long-term cash and equity-based incentive compensation and other benefits;

•	Ensure that compensation levels reflect the internal value and future potential of each executive and the achievement of outstanding individual results;

•	Link executive compensation to the creation and maintenance of long-term equity value;

•	Promote equity ownership by executives to align their interests with the interests of our equity holders; and

•	Ensure that incentive compensation is linked to the achievement of specific financial and strategic objectives, which are established in advance and approved by the Compensation Committee.

To meet these objectives, our executive compensation program balances short-term and long-term performance goals and mixes fixed and at-risk compensation that is directly related to stockholder value and our overall performance.

Compensation Determination Process

During our fiscal year ended June 30, 2011, and historically, our full Board of Directors has historically made all determinations regarding the compensation for our executive officers. Following our June 22, 2011 initial public offering, the Board established a separate Compensation Committee that is responsible for, among other things, making all such determinations.

Our Board did not retain the services of any external compensation consultant to assist it in determining the compensation of our executive officers for our fiscal year ended June 30, 2011. During our 2011 fiscal year, our Chief Executive Officer, Charles N. Martin, Jr., as a member of the Board, presented his compensation recommendations to the full Board on all executive compensation matters other than with respect to his own compensation and participated in discussions and deliberations of the Board of Directors when executive compensation matters were discussed. Although certain other named executive officers also attended the Board meetings when executive compensation matters were discussed and participated in such Board discussions, they would do so only if and when required by the Board and such attendance was rare in our fiscal year ended June 30, 2011. Any deliberations and decisions by the Board regarding compensation for Mr. Martin or other named executive officers took place while the Board was is in executive session without such persons in attendance.

In connection with the consummation of our initial public offering, our new Compensation Committee engaged Compensation Advisory Partners LLC (“CAP”) to advise it concerning the fiscal year 2012, post-initial public offering compensation of our senior executive officers, which includes Messrs. Martin, Roe, Wallace and Pitts and Dr. Perkins. CAP was engaged to select and determine an appropriate peer group of companies for us, assess competitive pay levels for our named executive officers and assist in determining the appropriate amount of equity to grant on an annual basis as well as the appropriate amount of equity to reserve. CAP provided data on market compensation practices and advised the Compensation Committee on executive compensation decisions generally as well as the design and structure of our executive compensation plans and policies. CAP prepared a detailed report that analyzed the total direct compensation paid by our peer companies, which included base salary, target bonus opportunity and equity compensation. The report also included information concerning the size of the equity grants and the performance measures used by our peer companies with respect to their long-term equity incentive plans.

In order to compare our compensation to other healthcare companies, the consultant selected a peer group of 10 healthcare companies that own and operate hospitals or other healthcare facilities. Our peer group consisted of the following companies:

HCA Holdings, Inc.	IASIS Healthcare LLC

Community Health Systems, Inc.	Universal Health Services, Inc.

Tenet Healthcare Corporation	Kindred Healthcare, Inc.

Health Management Associates, Inc.	Select Medical Holdings Corporation

LifePoint Hospitals, Inc.	HealthSouth Corporation

The Compensation Committee believes that the peer group includes several companies against which we compete for management talent. The composition of our peer group will be periodically reviewed and updated by the Compensation Committee with assistance from an independent compensation consultant.

The Compensation Committee, working with its compensation consultant, endeavors to have the annual base salaries and performance-based contingent compensation of our named executive officers set at levels that it believes are competitive with similar compensation that is earned, or may be earned, by executive officers at our peer group companies.

Our management hired Mercer Consulting to assist it and the Compensation Committee in establishing the compensation of our executive officers (excluding the named executive officers, except Mr. Duggan) and certain other employees at our hospitals. Neither Mercer Consulting nor any of its affiliates maintains any other direct or indirect business relationships with us or any of our affiliates.

We believe that compensation to our executive officers should be aligned closely with our short-term and long-term financial performance goals. As a result, a portion of executive compensation will be “at risk” and will be tied to the attainment of previously established financial goals. However, we also believe that it is prudent to provide competitive base salaries and benefits to attract and retain superior talent in order to achieve our strategic objectives.

Elements of Our Executive Compensation Program

In fiscal year 2011, the principal elements of our compensation for our executive officers, including our named executive officers, were:

•	Base salaries;

•	Annual and long-term cash incentive opportunities;

•	Long-term equity-based incentives; and

•	Benefits and executive perquisites.

Each of these elements is discussed in further detail below.

Base Salaries

Annual base salaries reflect the fixed component of the compensation for an executive’s ongoing contribution to the operating performance of his or her functional area of responsibility with us. The Compensation Committee believes that base salaries must be competitive based upon the scope of responsibilities and market compensation of similar executives, but that a substantial portion of compensation should also be reserved for other compensation elements that are directly related to company performance. To determine market levels of base salary compensation, our Human Resources Department has typically provided our Chief Executive Officer and the Board with market data from the U.S. healthcare provider industry on annual basis. Our Human Resources Department usually gathered market data from the following sources: Mercer LLC; Sullivan, Cotter & Associates; and Salary.com (which is a division of Kenexa Corporation). All of such market data was broad-based (e.g., the Mercer data came from 130 hospitals and healthcare systems, for-profit as well as non-profit) and was used only to assist the Chief Executive Officer and the Board to obtain a general understanding of current base salary levels in comparable executive positions. Also, prior to hiring CAP and Mercer, the last time the Board used benchmarking against a peer group of companies in establishing base salaries was our fiscal year 2009. Other factors such as internal equity and comparability are also considered when establishing a base salary for a given executive. The Board also utilizes the experience, market knowledge and insight of its members in evaluating the competitiveness of current salary levels. Our Human Resources Department is also a resource for such additional information as needed by our Chief Executive Officer or the Board.

Generally, base salaries of all executive officers, including the named executive officers, are reviewed and adjusted by the Board once per year based upon the recommendations of our Chief Executive Officer (except he makes no recommendation as to his own salary). In turn, our Chief Executive Officer bases his recommendations upon his assessment of each executive’s performance, our overall budgetary guidelines and market data provided to him by our Human Resources Department. In recent years this annual salary review has occurred effective July 1 of each year (which is the first day of our fiscal year). In addition to the annual salary review, based upon the recommendations of our Chief Executive Officer, the Board may also adjust base salaries at other times during the year in connection with promotions, increased responsibilities or to maintain competitiveness in the market. Due to budgeting constraints, our Chief Executive Officer did not recommend any salary increases for executive officers for our fiscal year ended June 30, 2011.

The annual base salary rates of our named executive officers, as of July 1, 2011, were as follows: Mr. Martin: $1,098,079; Mr. Roe: $525,000; Mr. Wallace, $685,000; Dr. Perkins: $675,000; and Mr. Duggan: $994,500. As stated above, due to budgeting constraints, the annual base salary rates of our named executive officers were not increased for, or during, the fiscal year that ended June 30, 2011; however, Mr. Duggan joined us when we acquired The Detroit Medical Center on January 1, 2011. The salary for each named executive officer for our fiscal year ended June 30, 2011 is reported in the Summary Compensation Table below.

After reviewing the detailed report and recommendations provided by CAP, which included information on the compensation paid by our peer companies, and analyzing the total compensation package, including base salary, cash bonus opportunity and equity grants, we offer in comparison to our peer group, in September 2011, the Compensation Committee approved raises for certain of our named executive officers, effective on October 1, 2011. Mr. Martin’s annual base salary was increased to $1,250,000, Mr. Roe’s annual base salary was increased to $650,000 and Mr. Wallace’s annual base salary was increased to $725,000.

Cash Incentive Compensation

Annual Incentive Plan

Annual cash incentive awards are available to our named executive officers, as well as to our other executive officers, under the Vanguard Health Systems, Inc. 2001 Annual Incentive Plan, which we amended and restated as the Annual Incentive Plan in connection with our initial public offering in June 2011 (as amended, the “Annual Incentive Plan”). The Annual Incentive Plan is designed to align our executives’ short-term cash compensation opportunities with our annual financial and operational goals and the growth objectives of our stockholders and to motivate our executives’ annual performance. Performance criteria for our consolidated operations and/or for any individual business unit or division established for an award for a given performance period under the Annual Incentive Plan may include: (i) basic or diluted earnings per share, (ii) cash flow, (iii) economic value added (i.e. after-tax operating profit less the annual total cost of capital), (iv) income, which may include net income and operating income, (v) quality of service and/or patient care, (vi) return measures (including, but not limited to, return on assets, capital, equity or sales), (vii) EBITDA or Adjusted EBITDA or (viii) our stock price (including, but not limited to, growth measures and total stockholder return).

Under the Annual Incentive Plan, the Board has historically established (although it has delegated this duty to the Compensation Committee starting with our 2012 fiscal year) specific earnings-related, cash flow or operations-related goals for all of our executive officers, including our named executive officers, for the fiscal year based upon the recommendations of our Chief Executive Officer. The executive officers are eligible to receive a cash award or awards based primarily on the extent to which we meet our overall pre-established earnings and/or cash flow and/or other operations-related goals. Typically, in recent years the goals for our executive officers have been company-wide. The Board or Compensation Committee determines one or more target awards for each executive officer, designates an overall performance level or levels required to earn each target award and may also determine threshold performance levels at which minimum awards are earned and performance levels that result in maximum awards to be paid. Target awards may vary among executives based on competitive market practices for comparable positions, their decision-making authority and their ability to affect financial and operational performance. In addition to performance-related awards, the Board or Compensation Committee may make and pay out discretionary cash awards at any time. The Board or Compensation Committee has the discretion to adjust the annual performance targets during the year in the event of acquisitions and divestitures, restructured or discontinued operations, or other extraordinary or unusual events occurring during the year. The Board or Compensation Committee evaluates the allocation factors within the Annual Incentive Plan on an annual basis and has the flexibility to decrease any award and/or adjust the structure including allocation percentages as needed in order to better align the incentives under the Annual Incentive Plan, as well as to make other determinations under the Annual Incentive Plan, including whether and to what extent performance goals have been achieved following the end of a performance period. We retain the discretion to amend or discontinue the Annual Incentive Plan and/or any award granted under the Annual Incentive Plan in the future, subject to the terms of the existing awards and the requirements of applicable law.

For fiscal 2011, the Annual Incentive Plan target awards for our four named executive officers who perform corporate-wide functions (that is, Messrs. Martin, Roe, Wallace and Perkins) were 50% based upon us achieving a consolidated Adjusted EBITDA performance level goal of $438,532,221 and 50% based upon us achieving a consolidated free cash flow performance level goal of $264,318,307. The Board set threshold and maximum awards, which are specified percentages of the target awards, for these four named executive officers for fiscal 2011 under the Annual Incentive Plan. For these four named executive officers, a threshold award of 10% of the target award would be payable upon our reaching 91% of the consolidated Adjusted EBITDA goal and 91% of the consolidated free cash flow goal (i.e., 5% for reaching the minimum threshold for each performance metric), with increasing payout levels of 20% to 90% of the target award payable upon our reaching 92% to 99% of each of the consolidated Adjusted EBITDA goal and the consolidated free cash flow goal (in each case calculated in evenly graduated increments). For these named executive officers, maximum awards (that is, additional awards in excess of their target awards) of an aggregate of 150% of the target awards was payable upon reaching 110% of the consolidated Adjusted EBITDA goal and 110% of the consolidated free cash flow goal, with increased awards of 105% to 145% of the target awards payable upon our reaching 101% to 109% of the consolidated Adjusted EBITDA goal and the consolidated free cash flow goal.

For fiscal 2011, the Annual Incentive Plan target awards for Mr. Duggan, who is the Market President for our Detroit, Michigan market, had the following 5 components: (1) 22.5% based upon his market operations meeting certain quality, safety and patient satisfaction goals, (2) 33.75% based upon his market operations achieving an Adjusted EBITDA performance level goal determined by the Board for the 6 months ended June 30, 2011 since his market operations were acquired by us as of January 1, 2011, (3) 33.75% based upon his market operations achieving a free cash flow performance goal determined by the Board for said six-month period, (4) 5% based upon our achieving a consolidated Adjusted EBITDA performance level goal of $438,532,221 and (5) 5% based upon our achieving a consolidated free cash flow performance level goal of $264,318,307. We did not undertake a statistical analysis to quantify how difficult it would be for Mr. Duggan to achieve the relevant target levels of Adjusted EBITDA and free cash flow for his market. However, at the time the target levels for the performance measures for his market were set, the Board believed that achieving such target levels, although challenging, was achievable with significant effort from Mr. Duggan. Accordingly, the likelihood of Mr. Duggan achieving his respective target levels is not known and historically, in any given year, not all of the target levels are fully achieved by all named executive officers. The Board determined that it was appropriate to have difficult target levels for his market in order to motivate Mr. Duggan to meet the business goals for his market and to align his interests with our goals and strategic initiatives.

The Board set threshold and maximum awards for Mr. Duggan for fiscal 2011 under the Annual Incentive Plan. For Mr. Duggan, a threshold award of 10% of the target award for market Adjusted EBITDA would be payable upon our reaching 91% of the market Adjusted EBITDA goal and 91% of the market free cash flow goal (i.e., 5% for reaching the minimum threshold for each performance metric), with increasing payout levels of 20% to 90% of such target awards payable upon our his region reaching 92% to 99% of each of the market Adjusted EBITDA goal and the market free cash flow goal (in each case calculated in evenly graduated increments). For Mr. Duggan, maximum awards were available in the amount of 1% of the amounts that actual market Adjusted EBITDA and/or actual market free cash flow exceeded the market goals set forth above, but such amounts were each capped at 25% of his base salary (or 50% of his base salary in the aggregate for both such goals).

Under the Annual Incentive Plan, the target percentages of base salary set for fiscal 2011 and the threshold, target and maximum payments (expressed as a percentage of base salary) for each of the named executive officers for fiscal 2011 were as follows:

	Charles N. Martin, Jr.	Phillip W. Roe	Bradley A. Perkins	Michael E. Duggan	Kent H. Wallace
Percentage of Base Salary
Target	110%	80%	100%	90%	100%
Threshold	11%	8%	10%	11%	10%
Maximum	165%	120%	150%	140%	150%
Financial Weightings
Consolidated Adjusted EBITDA (1)	50%	50%	50%	5%	50%
Consolidated free cash flow (2)	50%	50%	50%	5%	50%
Market Adjusted EBITDA (1)	—	—	—	33.75%	—
Market free cash flow (2)	—	—	—	33.75%	—
Quality, safety and patient satisfaction	—	—	—	22.5%	—

(1)	Adjusted EBITDA is defined by us as income (loss) before interest expense (net of interest income), income taxes, depreciation and amortization, non-controlling interests, gain or loss on the disposal of assets, equity method income, stock compensation, monitoring fees and expenses, realized gains or losses on investments, debt extinguishment costs, acquisition related expenses, impairment and restructuring charges, pension expense (credits) and discontinued operations, net of taxes. At the consolidated level, monitoring fees and expenses represent fees and reimbursed expenses paid to affiliates of The Blackstone Group and Metalmark Subadvisor LLC for advisory and oversight services.
(2)	Free cash flow is defined by us as Adjusted EBITDA minus certain capital expenditures, except those construction projects which we are allowed to exclude from our covenant limiting our annual capital expenditures found in our principal credit facility, plus a working capital component.

The four of our named executive officers who are corporate officers (Messrs. Martin, Roe, Wallace and Perkins) earned 80% of their targeted amount with respect to the consolidated Adjusted EBITDA performance goal under our Annual Incentive Plan for fiscal 2011 by our obtaining a consolidated Adjusted EBITDA level of $431,352,454 in relation to a targeted amount of $438,532,221. This consolidated Adjusted EBITDA amount differs from the amount of Adjusted EBITDA presented in our Annual Report on Form 10-K for the year ended June 30, 2011 because the Compensation Committee decided to exclude certain unusual expenses for incentive compensation purposes. Such named executive officers also earned 150% of their targeted amount with respect to the consolidated free cash flow performance goal for fiscal 2011 by our obtaining a consolidated free cash flow of $310,967,892 in relation to a targeted amount of $264,318,307. Therefore, each of such named executive officers earned 115% of his total target bonus opportunity for fiscal year 2011.

For Mr. Duggan, his market achieved (i) an Adjusted EBITDA that was 117.2% of the target level, (ii) a free cash flow that was 203.1% of the target level and 40.6% of the quality, safety and patient satisfaction goals. In addition, we achieved 80% of our targeted amount with respect to the consolidated Adjusted EBITDA performance goal and 150% of our target amount with respect to the consolidated free cash flow performance goal. Therefore, Mr. Duggan earned 151.8% of his total target bonus opportunity for fiscal year 2011. Since Mr. Duggan joined us on January 1, 2011, his cash bonus was prorated for the amount of our fiscal year that he was an employee.

These above awards were approved by the Compensation Committee and were paid to our named executive officers during September 2011 in the individual amounts set forth in the column of the Summary Compensation Table entitled “Non-Equity Incentive Plan Compensation”, except that (1) as to Messrs. Martin, Roe, Wallace and Perkins the amounts earned in excess of 100% of the target awards were or will be paid as follows: 1/3 in September 2011, 1/3 in September 2012, and 1/3 in September 2013, and (2) as to Mr. Duggan, $8,288 is payable in each of September 2012 and September 2013. Generally, the named executive officer must be employed at the time of payment to receive such deferred amounts unless the executive officer has been terminated without “cause” or resigns for “good reason”, in each case following a “change of control” (as each such term is defined in the executive officer’s employment agreement or severance protection agreement, as the case may be). However, if an executive officer’s employment is terminated before the payment date for any reason except discharge for cause or voluntary termination, the executive may receive a portion of his award if so determined by the Compensation Committee.

The Board has historically attempted to maintain consistency year over year with respect to the difficulty of achieving the financial performance goals under our Annual Incentive Plan. The financial performance goals used by the Board in recent years, including fiscal year 2011, for the annual incentive awards for our executive officers, including our named executive officers (Adjusted EBITDA and free cash flow) are either (1) identical to or derived from our consolidated annual Adjusted EBITDA and capital expenditures budgets approved at the beginning of each fiscal year by our Board or (2) identical to or derived from our annual market-level Adjusted EBITDA and market-level capital expenditures budgets approved at the beginning of each fiscal year by our Board for each of our operating regions. Our consolidated or market-level annual Adjusted EBITDA budgets and, accordingly, the annual consolidated or market-level Adjusted EBITDA financial targets typically increase each year to promote continuous growth consistent with our business plan. Despite these increases, the financial performance targets are designed to be realistic and attainable though slightly aggressive, requiring in each fiscal year strong performance and execution that in our view provides an annual incentive firmly aligned with stockholder interests. This balance is reflected by the following:

•	None of our named executive officers earned any awards under the Annual Incentive Plan for fiscal year 2007 when our financial performance was not strong;

•	They did earn their full target awards under the Annual Incentive Plan for fiscal years 2008 and 2009 when our financial performance was much stronger;

•	They earned 90% of their Adjusted EBITDA target awards and all of their free cash flow target awards for fiscal year 2010 when our performance was reasonably strong; and

•

in fiscal year 2011, the named executive officers who were corporate officers (Messrs. Martin, Roe, Wallace and Perkins) earned 80% of their Adjusted EBITDA target awards and all of their free cash flow target awards when our performance was reasonably strong but not as strong as fiscal year 2010, and the one named executive officer who was an operating officer (Mr. Duggan) earned more than 100% of his Adjusted EBITDA and free cash flow target awards since our performance in his market was strong.

In addition, no participant under the Annual Incentive Plan may receive more than $10,000,000 in the aggregate in any fiscal year under such plan.

Under present federal income tax law, our executive officers are required to recognize ordinary income equal to the amount of the cash award received in the year of receipt. That income is also subject to applicable income and employment tax withholding. If and to the extent that the awards satisfy the requirements of Section 162(m) of the Internal Revenue Code (the “Code”) (to the extent applicable) and otherwise satisfy the requirements for deductibility under federal income tax law, we will receive a deduction for the amount constituting ordinary income to the executive.

Fiscal 2012

On September 9, 2011, pursuant to the Annual Incentive Plan, the Compensation Committee adopted the specific cash bonus program for our fiscal year ending June 30, 2012 (the “2012 Incentive Plan”) applicable to, among others, our named executive officers. Under the 2012 Incentive Plan, our executive officers, including the named executive officers, and certain other of our employees are eligible to receive a cash bonus payment equal to a certain percentage of base salary based upon our achievement in fiscal 2012 of specific performance targets established by the Compensation Committee. For the 2012 Incentive Plan, target awards for our corporate officers will be 50% based upon our achieving a consolidated Adjusted EBITDA performance level goal, 20% based upon our achieving a consolidated free cash flow (defined as Adjusted EBITDA less certain capital expenditures plus a working capital component) performance level goal, 20% based upon our achieving an earnings per share goal and 10% based upon our hospitals achieving certain quality and experience goals. For operating officers, such as our Market Presidents, target awards will be 25% based upon the hospitals in such operating officer’s market (“Market”) achieving the quality and experience goals, 25% based upon the Market achieving an Adjusted EBITDA performance level goal, 25% based upon the Market achieving a free cash flow performance level goal, and 25% based on the Market hospitals achieving specific strategic initiatives.

The Compensation Committee determined a target award for each executive officer and designated the performance level required to earn each target award. The Compensation Committee also determined threshold performance levels at which minimum awards are earned and performance levels that result in maximum awards to be paid. The thresholds represent the performance levels below which no bonus may be paid with respect to a particular performance measure.

Under the 2012 Incentive Plan, the target percentages of base salary set for fiscal 2012 and the threshold, target and maximum payments (expressed as a percentage of base salary) for each of the named executive officers will be as follows:

Percentage of Base Salary	Charles N. Martin, Jr.	Phillip W. Roe	Bradley A. Perkins	Michael E. Duggan	Kent H. Wallace
Target	120%	100%	100%	90%	100%
Threshold	24.6%	20.5%	20.5%	18%	20.5%
Maximum	172%	145%	145%	140%	145%

For corporate officers, a threshold award of 20% of the target award relating to consolidated Adjusted EBITDA, free cash flow and earnings per share goals would be payable upon our reaching 96% of each of the consolidated Adjusted EBITDA, free cash flow and earnings per share goals, with increasing payout levels of 40% to 80% of the target award payable upon our reaching 97% to 99% of each of such goals (in each case calculated in evenly graduated increments). For corporate officers, maximum awards of an aggregate of 150% of the target awards relating to consolidated Adjusted EBITDA, free cash flow and earnings per share would be payable upon our reaching 105% of each of the consolidated Adjusted EBITDA, free cash flow and earnings per share goals, with increased awards of 110% to 140% of the target awards payable upon our reaching 101% to 104% of such goals (in each case calculated in evenly graduated increments). For operating officers, a threshold award of 20% of the target award relating to Adjusted EBITDA and free cash flow would be payable upon the Market reaching 96% of each of the Adjusted EBITDA and free cash flow goals, with increasing payout levels of 40% to 80% of the target award payable upon the Market reaching 97% to 99% of each of such goals (in each case calculated in evenly graduated increments). For operating officers, if the Market exceeds the Adjusted EBITDA and free cash flow targets, then each such officer is eligible to receive an additional award in an amount equal to 1% of the excess, up to a maximum award of 25% of such officer’s base salary related to Market EBITDA and 25% of such officer’s base salary related to Market free cash flow. Corporate officers can earn a percentage of the target award for the quality and experience goals based upon our achievement of three goals relating to patient satisfaction, one goal related to employee engagement and four goals relating to quality and safety, with payout levels ranging from 25% to 100% of the target award based on our achievement of different performance levels. For operating officers, with respect to the quality and experience goals, the payout levels work similarly as for the corporate officers, except the payouts are based on the performance of the applicable Market rather than us. In addition, operating officers are eligible to earn a percentage of the target award relating to the strategic initiative goals upon the Market achieving one or more of the specific strategic initiatives. Further, operating officers may receive an additional bonus equal to 10% of their base salaries based (a) half upon our achieving the consolidated Adjusted EBITDA goal and (b) half upon our achieving the consolidated free cash flow goal.

The Compensation Committee has the discretion to adjust the annual performance targets during the year in the event of acquisitions and divestitures, restructured or discontinued operations, or other extraordinary or unusual events occurring during the year. Also, our Chief Executive Officer may, in his sole discretion, reduce an award earned by an executive officer if he concludes that such executive officer has at any time during his or her employment with us failed to exhibit business or personal behavior in compliance with our Code of Business Conduct and Ethics, our Compliance Manual, any of our legal, accounting and human resources policies or applicable law or regulations.

The awards earned by our executive officers for fiscal year 2012 will be paid in September 2012, except that the amounts earned in excess of 100% of the target awards will be paid as follows: 1/3 in September 2012, 1/3 in September 2013, and 1/3 in September 2014. The executive officer must be employed at the time of payment to receive any amount payable under the 2012 Incentive Plan, including any deferred payments in excess of 100% of the target award, unless, prior to either the second or the third payment date, the executive officer has been terminated without “cause” or resigns for “good reason”, in each case following a “change of control” (as each such term is defined in the executive officer’s employment agreement or severance protection agreement, as the case may be). However, if an executive officer’s employment is terminated before the payment date for any reason except discharge for cause or voluntary termination, the executive may receive a portion of his award if so determined by the Compensation Committee.

In June 2011, our Board of Directors created a discretionary bonus pool for our key employees, including our executive officers and named executive officers, in the aggregate amount of $4.6 million in recognition of such employees’ contributions to our accomplishments in fiscal year 2011, including our substantial growth and our strong financial performance at levels substantially greater than what was contemplated when the bonus opportunities for fiscal year 2011 were initially set in early fiscal year 2011. The amount of this bonus pool earned by our named executive officers was approved by the Compensation Committee in September 2011 and was paid to our named executive officers during September 2011 in the individual amounts set forth in the column of the Summary Compensation Table entitled “Bonus.”

Long-Term Incentive Plan

On August 18, 2009, our Board of Directors approved for all of our executive officers a new long-term cash incentive compensation plan called the “Vanguard Health Systems, Inc. 2009 Long-Term Incentive Plan,” which we amended and restated in connection with our initial public offering in June 2011 (as amended, the “Long-Term Plan”). The Long-Term Plan was designed to secure the continuity and retention of our executive officers by paying them additional cash incentive compensation on a long-term basis for meeting our annual financial and operational goals and the growth objectives of our stockholders and to further motivate them both as to annual and long-term performance. Performance criteria for our consolidated operations and/or for any individual business unit or division established for an award for a given performance period under the Long-Term Plan may include: (i) basic or diluted earnings per share, (ii) cash flow, (iii) economic value added (i.e. after-tax operating profit less the annual total cost of capital), (iv) income, which may include net income and operating income, (v) quality of service and/or patient care, (vi) return measures (including, but not limited to, return on assets, capital, equity or sales), (vii) EBITDA or Adjusted EBITDA or (viii) our stock price (including, but not limited to, growth measures and total stockholder return). The Long-Term Plan supplements our Annual Incentive Plan, which provides our executive officers with an opportunity to earn cash incentive compensation payable all, or substantially all, on a short-term basis.

In conformity with the provisions of the Long-Term Plan, starting in our fiscal year ended June 30, 2010, the Board established a specific earnings-related or operations-related goal or goals for all of our executive officers. The executive officers will be eligible to receive a cash award or awards based primarily on the extent to which we meet our pre-established earnings and/or operations-related goals over the applicable measurement period. However, under the Long-Term Plan, the cash incentive compensation payable to the executive officers for meeting their goals and earning their awards will be payable to them, without any interest, on a long-term basis, in a lump sum typically a few years after the measurement period is over or in installments over the next several years following the end of the measurement period (the “payment date” or “payment dates”). The Board or Compensation Committee will determine one or more target awards for each executive officer, designate a performance level or levels that must be met to earn each target award and may also determine threshold performance levels at which minimum awards are earned and performance levels that result in maximum awards to be paid. Target awards may vary among executives based on competitive market practices for comparable positions, their decision-making authority and their ability to affect our financial and operational performance. In addition to performance-related awards, the Board or Compensation Committee may also make discretionary awards at any time under the Long-Term Plan. However, no participant in the Long-Term Plan may receive more than $10,000,000 in the aggregate in any fiscal year under such plan. If an officer’s employment terminates before any payment date, the officer will generally forfeit any award due on any payment date or dates which occur after his termination date (except where a Change of Control has occurred and the officer was terminated subsequent to the Change of Control without cause subject, however, to a cut-back in the event that such payment and other payments that may be due to the executive upon a Change of Control would trigger “golden parachute” excise taxes under Section 4999 of the Code).

Also, the Board or the Compensation Committee has the discretion to adjust the annual performance targets during the year in the event of acquisitions and divestitures, restructured or discontinued operations, or other extraordinary or unusual issues occurring during the year. The Board or Compensation Committee will evaluate the allocation factors within the Long-Term Plan on an annual basis and has the flexibility to decrease any award and/or adjust the structure including allocation percentages as needed in order to better align the incentives under the Long-Term Plan, as well as to make other determinations under the Long-Term Plan, including whether and to what extent performance goals have been achieved following the end of a performance period.

For fiscal 2011, the Board of Directors set target awards for our executive officers under the Long-Term Plan based on our achieving a consolidated Adjusted EBITDA performance level goal of $438,532,221. Target award levels for each of these goals for our executive officers ranged from 40% to 55% of their base salaries. These target award levels were 55% for our Chairman and Chief Executive Officer (Charles N. Martin, Jr.); 40% for our Chief Financial Officer (Phillip W. Roe); 50% for our President and Chief Operating Officer (Kent H. Wallace); 50% for our Chief Transformation Officer (Bradley A. Perkins, M.D.); and 45% for our Detroit Market President (Mr. Duggan)

(although Mr. Duggan’s target award is prorated as he joined us on January 1, 2011 upon our acquisition of The Detroit Medical Center). The Board of Directors also set maximum awards for our executive officers under the Long-Term Plan for the fiscal year 2011 based solely on our achieving a 10% higher consolidated Adjusted EBITDA performance level goal than for the performance level goal of $438,532,221 for the target awards. Maximum award levels for our executive officers ranged from 70% to 110% of their base salaries. These maximum award levels were 110% for our Chairman and Chief Executive Officer (Charles N. Martin, Jr.); 80% for our Chief Financial Officer (Phillip W. Roe); 100% for our President and Chief Operating Officer (Kent H. Wallace); 100% for our Executive Vice President – Strategy and Innovation and Chief Transformation Officer (Bradley A. Perkins, M.D.); and 90% for our Detroit Market President (Mr. Duggan) (although Mr. Duggan’s maximum award is prorated as he joined us on January 1, 2011 upon our acquisition of The Detroit Medical Center). The Board of Directors set the payment dates for the awards as to 1/3 in September 2012, 1/3 in September 2013 and 1/3 in September 2014, payable in a similar manner as under the Annual Incentive Plan. Adjusted EBITDA is defined by us as income (loss) before interest expense (net of interest income), income taxes, depreciation and amortization, non-controlling interests, gain or loss on the disposal of assets, equity method income, stock compensation, monitoring fees and expenses, realized gains or losses on investments, debt extinguishment costs, acquisition related expenses, impairment and restructuring charges, pension expense (credits) and discontinued operations, net of taxes.

None of our named executive officers earned any awards under the Long-Term Plan for fiscal 2011. Under present federal income tax law, had awards been earned under the Long-Term Plan, our executive officers would have recognized ordinary income equal to the amount of the award received in the year of receipt. That income would also be subject to applicable income and employment tax withholding. If and to the extent that the awards satisfied the requirements of Section 162(m) of the Code (to the extent applicable) and otherwise satisfied the requirements for deductibility under federal income tax law, we would receive a deduction for the amount constituting ordinary income to the executive.

Neither the Board nor the Compensation Committee has taken any steps to date to issue target awards under the terms of our Long-Term Plan for fiscal year 2012 and currently intends to abandon this Long-Term Plan since no awards have been earned by any of our executive officers under the Long-Term Plan for fiscal years 2010 or 2011. The Board or Compensation Committee has replaced the Long-Term Plan with the 2011 Stock Incentive Plan.

Long-Term Equity-Based Incentive Compensation

Our executive officer compensation has a substantial equity component as we believe superior equity investors’ returns are achieved through a culture that focuses on long-term performance by our named executive officers and other key employees. By providing our executives with an equity stake, we are better able to align the interests of our named executive officers and our other equity holders. Because employees are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to employees to achieve increases in the value of our stock over time. We believe restricted stock units (“RSUs”) are also effective in achieving our compensation objectives because employees realize immediate value as RSUs vest, with the value increasing as our stock performance increases, so that these grants also provide meaningful incentives to employees to help us to increase the value of our stock over time.

At the time of the 2004 Merger, certain executive officers, including Messrs. Martin, Roe and Wallace, were allowed by the Sponsors to each purchase certain equity incentive units in our then parent company (VHS Holdings LLC which merged (the “Holdings Merger”) into Vanguard Health Systems, Inc. immediately prior to our initial public offering) that vest upon the eighth anniversary of their grant (i.e., September 23, 2012) or, if earlier, upon a “liquidity event” based on Blackstone receiving a pre-established return on its invested capital. From September 2004 until June 2011, we also maintained the Vanguard Health Systems, Inc. 2004 Stock Incentive Plan (the “2004 Stock Plan”). From time to time during this period we granted options to purchase our common stock and RSUs in respect of our common stock to our named executive officers and our other executive officers pursuant to the 2004 Stock Plan. In making long-term equity incentive grants of options and RSUs to our executive officers, including our named executive officers, certain factors were considered, including but not limited to, the position the executive has or is taking with us, the present equity ownership levels of the executive officer, internal pay equity and the level of the executive’s total annual compensation package compared to similar positions at other healthcare companies. There was no set program schedule for option or RSU grants under the 2004 Stock Plan to the executive officers, but grants to them (as well as other key employees) were typically made upon hiring or upon promotion. However, our executive officers and other employees were also eligible to receive additional or “refresher” grants from time to time. We did not have a set program for the award of refresher grants, and the Board retained discretion to make stock option or RSU awards to employees at any time. Since the 2004 Merger, Mr. Martin, our Chief Executive Officer, has made recommendations to the Board in respect of all proposed equity grants, including to our named executive officers (except for himself). The Board reviews the recommendations from Mr. Martin and makes the final determination and approval in respect of all grants. Since the 2004 Merger, no options or RSUs under the 2004 Stock Plan have been granted to Mr. Martin. During fiscal 2011, no options were granted to any of our named executive officers, and RSUs were granted under the 2004 Stock Plan only to two named executive officers: Dr. Perkins, who was granted 90,091.3 RSUs on July 1, 2010; and Mr. Duggan, who was granted 81,689.9 RSUs on May 3, 2011. Following the completion of our initial public offering in June 2011, a separate Compensation Committee was established, and will make all future determinations with respect to the grant of equity awards to our executive officers, including our named executive officers.

As of June 30, 2011, 65% of the outstanding options have a vesting schedule pursuant to which the options vest 20% per year over five years, with the remaining 35% of the outstanding options vesting upon the eighth anniversary of the date of the grant, subject to earlier vesting upon a “liquidity event” based on Blackstone receiving a pre-established return on its invested capital. The exercise price of all of our option grants has been set by the Board at no less than the fair market value of a share of our common stock as of the grant date, as determined by the Board in good faith and supplemented and supported by an independent third party valuation. As discussed below under the heading “Our 2004 Stock Incentive Plan,” a portion of the time-vesting options was granted with an exercise price of $3,000 per share, which was a substantial premium over the exercise price applicable to the other portion of the time-vesting options, such options hereafter referred to as the “performance options.” We do not have any program or plan obligation that requires us to grant stock options on specified dates, and we have not made equity grants in connection with the release or withholding of material non-public information.

In addition, in connection with consummation of our initial public offering in June 2011, we adopted a new equity incentive plan, as described below under “2011 Stock Incentive Plan,” pursuant to which a total of 14,000,000 shares of our common stock were reserved for issuance and no further awards will be made under the 2004 Stock Plan. Currently, we expect to grant equity awards to our executive officers, including our named executive officers, under the 2011 Stock Incentive Plan (the “2011 Stock Plan”) from time to time. On June 21, 2011, we issued 1,684,733 restricted shares of common stock and 1,245,086 stock options exercisable at $33.67 per share under the 2011 Stock Plan in connection with the Holdings Merger in exchange for equity incentive units in VHS Holdings LLC then-held by our named executive officers and other executive officers.

On September 20, 2011, pursuant to 2011 Stock Incentive Plan, our Board of Directors issued equity grants to certain of our employees, including our named executive officers. Certain executive officers received stock options and RSUs and certain executive officers and other employees only received RSUs.

One-third of the stock options vest and become exercisable on each of the first, second and third anniversaries of the option grant date unless there is a Change in Control (as defined in the 2011 Incentive Plan), in which case the options shall automatically become vested and exercisable immediately prior to the Change of Control. The exercise price for the stock options was the closing price of our common stock as reported on the NYSE on the option grant date, which was $11.79 per share. The following named executive officers received option grants: Charles N. Martin, Jr., Chairman and Chief Executive Officer, 141,415; Kent H. Wallace, President and Chief Operating Officer, 33,217; and each of Phillip W. Roe, Executive Vice President, Chief Financial Officer and Treasurer, and Bradley A. Perkins, Executive Vice President – Strategy and Innovation and Chief Transformation Officer, 27,973.

Two types of RSUs were granted to employees – time-based and performance-based. The time-based RSUs (“A Units”) vest in 25% increments on each of the first, second, third and fourth anniversaries of the grant date unless there is a Change in Control, in which case the A Units will immediately vest. The performance-based RSUs were divided equally into Adjusted EBITDA Performance Grants (“B Units”) and EPS Performance Grants (“C Units”). Grantees are granted a certain target number of B Units and C Units, although there is a performance multiplier ranging from 50% to 150% that is applied in the determination of the number of B Units or C Units actually earned by a grantee based on the percentage of the target performance goal achieved by us (assuming that at least the minimum performance levels are achieved). None of the B Units or C Units will be earned if we do not meet the minimum performance goal for such Units. The Compensation Committee has the discretion to adjust the target performance levels for the B Units and C Units to exclude the impact of items during the year deemed to be unusual, unexpected or non-recurring.

The number of B Units earned by a grantee is based on the percentage of our consolidated Adjusted EBITDA target goal achieved for the fiscal year ending June 30, 2012 (“FY 2012”). A grantee would earn the target number of B Units granted if we achieve our target consolidated Adjusted EBITDA goal, whereas the grantee would earn 50% of the B Units granted if we achieve the minimum performance goal of 98% of our consolidated Adjusted EBITDA target, 75% of the B Units granted if we achieve 99% of our consolidated Adjusted EBITDA target and 110% to 150% of the B Units granted upon our reaching 101% to 105% of our consolidated Adjusted EBITDA target.

The number of C Units earned by a grantee is based on the percentage of our earnings per share (“EPS”) target goal achieved for FY 2012. A grantee would earn a certain percentage of C Units granted according to the following table:

Percent of Target EPS	Performance Multiplier
Below 98%	Zero
98%	50%
99%	60%
100%	70%
101%	80%
102%	90%
103%	100%
104%	105%
105%	110%
106%	115%
107%	120%
108%	125%
109%	130%
110%	135%
111%	140%
112%	145%
113%	150%

With respect to the B Units and C Units, the grantee will earn the number of RSUs for the highest performance level achieved and there will not be linear interpolation if our actual performance falls between two stated performance levels.

25% of the earned B Units and earned C Units vest on September 1, 2012 and on each September 1 thereafter until fully vested, subject to the grantee’s continued employment through the relevant vesting dates. In the event of a Change in Control after FY 2012, earned but unvested B Units and C Units fully vest immediately upon a Change in Control. In the event of a Change in Control prior to the end of FY 2012, the B Units and C Units that are outstanding will vest based on the performance multiplier that would have applied if target levels of consolidated Adjusted EBITDA and EPS had been achieved. B Units and C Units that are not earned are forfeited, and earned but unvested B and C Units are forfeited if the grantee is not employed by us on the vesting date.

The following named executive officers received RSU grants: Charles N. Martin, Jr., Chairman and Chief Executive Officer, 70,000 A Units, 84,231 B Units and 84,231 C Units; Kent H. Wallace, President and Chief Operating Officer, 16,443 A Units, 16,443 B Units and 16,442 C Units; and each of Phillip W. Roe, Executive Vice President, Chief Financial Officer and Treasurer, and Bradley A. Perkins, Executive Vice President – Strategy and Innovation and Chief Transformation Officer, 13,847 A Units, 13,847 B Units and 13,846 C Units.

Benefits and Executive Perquisites

The Board believes that attracting and retaining superior management talent requires an executive compensation program that is competitive in all respects with the programs provided at similar companies. In addition to salaries, annual cash incentive compensation and equity awards, competitive executive compensation programs include retirement and welfare benefits and reasonable executive perquisites.

Retirement Benefits

Substantially all of our salaried employees, including our named executive officers, participate in our 401(k) savings plan. Employees are permitted to defer a portion of their income under the 401(k) plan. At our discretion, we may make a matching contribution of either (1) up to 50%, subject to annual limits established under the Code, of the first 6% of an employee’s contributions to the 401(k) plan as determined each year or (2) in respect of a few of our employees who came to us with plans in place having a larger match than this match, a match of 100% of the first 5% of an employee’s contributions to the 401(k) plan. Employee contributions to the 401(k) plan are fully vested immediately. Our matching contributions to the 401(k) plan vest to the employee’s account over time based upon the employee’s years of service with us, with 20% of our contribution vesting after two years of service, 40% after three years, 60% after four years, 80% after five years and 100% after six years. Participants may receive distributions from their 401(k) accounts any time after they cease service with us.

We maintain no defined benefit plans, non-qualified deferred compensation plans or supplemental retirement plans for our executive officers.

Other Benefits

All executive officers, including the named executive officers, are eligible for other benefits, including medical, dental, short-term disability and life insurance. The executives participate in these plans on the same basis, terms, and conditions as other administrative employees. In addition, we provide long-term disability insurance coverage on behalf of the named executive officers at an amount equal to 60% of current base salary (up to $10,000 per month). The named executive officers also participate in our vacation, holiday and sick day program that provides paid leave during the year at various amounts based upon the executive’s position and length of service.

Perquisites

Our executive officers, including our named executive officers, may make limited use of our corporate plane for personal purposes and receive other very modest usual and customary perquisites. All such perquisites for the named executive officers are reflected in the “All Other Compensation” column of the Summary Compensation Table and the accompanying footnotes.

Our Employment Agreements with the Named Executive Officers

We have entered into written employment agreements with all of our named executive officers. On June 1, 1998, we entered into a written employment agreement with our Chief Executive Officer (Mr. Martin), which was amended and restated on September 23, 2004 to extend the term of the employment agreement for five years and to provide that the 2004 Merger did not constitute a change in control under the agreement. On November 15, 2007, we entered into a written employment agreement with our President and Chief Operating Officer (Mr. Wallace) and Chief Financial Officer (Mr. Roe) for a term expiring on November 15, 2012. On July 1, 2009, we entered into a written employment agreement with Bradley A. Perkins, M.D. to be our Executive Vice President-Strategy & Innovation and Chief Transformation Officer for a term expiring on July 1, 2014. On January 1, 2011, we assumed a written employment agreement, dated September 18, 2009, between Michael E. Duggan and The Detroit Medical Center for a term expiring on January 4, 2012.

The term of each such employment agreement (except that of Mr. Duggan) will renew automatically for additional one-year periods, unless the agreement is terminated by us or by the named executive officer by delivering notice of termination no later than 90 days before the end of the five-year term or any renewal term. The base salaries of Messrs. Martin, Roe, Perkins and Wallace set forth under their written employment agreements are, as of the date of this proxy statement, $1,250,000, $650,000, $675,000 and $725,000. As of the date of this proxy statement, Mr. Duggan’s base salary is $974,610. Pursuant to these agreements, the executives are eligible to participate in an annual bonus plan giving each of them an opportunity to earn an annual bonus determined by the Compensation Committee, as well as retirement, medical and other customary employee benefits. These employment agreements each provide (except the one applicable to Mr. Duggan) that, if the executive terminates his employment for “good reason” or if we terminate the executive’s employment without “cause,” he will receive within a specified time after his termination a payment of two times (or three times if the termination occurs after a “change in control” (as each such term is defined in the agreements)) the sum of (1) his annual salary plus (2) the average of the cash bonuses earned by him for the two years immediately preceding the year in which his termination. The executive will also receive a pro rata cash bonus for the year of his termination. Mr. Duggan’s employment agreement provides that if he is terminated without “cause,” or if he terminates his employment for “good reason” within one year following a “change in control” (as each term is defined in his employment agreement), then he will continue to receive his base salary for one year after his termination, as well as reimbursement of his employee benefit costs for such period.

Severance and Change in Control Benefits

As discussed above, we have entered into or assumed employment agreements with each of our named executive officers. In addition, we have entered into a severance protection agreement with Mr. Duggan. These agreements contain certain severance arrangements that provide for severance payments following a qualifying termination of employment, with such severance payments enhanced if the termination occurs following a change-in-control event. We believe that post-termination severance payments allow employees to walk away with value in the event of certain terminations of employment that are beyond their control. The protections afforded by post-termination severance payments allow management to focus their attention and energy on making the best objective business decisions that are in our interest without allowing personal considerations to cloud the decision-making process. This goal is further served through the severance protection agreements that we have entered into with key non-executive officer employees.

Moreover, the award agreements for both the “time option” and “performance option” grants contain a “single trigger” for accelerated vesting, which means vesting accelerates upon a change-in-control irrespective of whether the executive’s employment is terminated. The award agreements for the time-vesting RSUs also contain a single trigger for accelerated vesting upon a change-in-control. Further, the award agreements for the performance-vesting RSUs contain a single trigger for accelerated vesting upon a change-in-control where (i) all earned RSUs immediately vest and (ii) in the event of a change-in-control prior to the end of a performance period, the number of RSUs equal to the number of RSUs that would have become earned RSUs if the “target” level performance goals were achieved immediately vest. In addition, the cash awards granted under the Annual Incentive Plan and the Long-Term Plan are required to be paid to the participant in a lump sum within ten business days following a qualifying termination of employment occurring after a change-in-control, as discussed below under the section entitled “Potential Payments Upon a Change-in-Control or Termination of Employment.” We believe that these provisions create important retention tools, since providing for accelerated vesting of equity awards and accelerated payment of long-term cash incentive awards in connection with a change-in-control enables employees to realize value from these awards in the event that we undergo a change-in-control. Moreover, whether or not a change-in-control results in a termination of an officer’s employment with us or a successor entity, we want to provide our officers with certain guarantees regarding the importance of the equity incentive compensation awards they were granted prior to that change-in-control.

In addition, we believe that it is important to provide our named executive officers with a sense of stability, both in the middle of transactions that may create uncertainty regarding their future employment and post-termination as they seek future employment. We believe that change-in-control protections allow management to focus its attention and energy on the business transaction at hand without any distractions regarding the effects of a change-in-control. Furthermore, executive officers at other companies in our industry and the general market against which we compete for executive talent commonly have equity compensation plans that provide for accelerated vesting upon a change-in-control event, as well as arrangements providing for post-termination payments, and we have provided these benefits to the named executive officers in order to remain competitive in attracting and retaining skilled professionals in our industry.

Stock Ownership

We do not have a formal policy requiring stock ownership by management. Notwithstanding the absence of a requirement, our senior managers have invested significant personal capital in us in connection with the consummation of the 2004 Merger. See the beneficial ownership chart under “Security Ownership of Certain Beneficial Owners and Management.”

Impact of Tax and Accounting Rules

The forms of our executive compensation are largely dictated by our capital structure and have not been designed to achieve any particular accounting treatment. We do take tax considerations into account, both to avoid tax disadvantages and to obtain tax advantages, where reasonably possible consistent with our compensation goals (tax advantages for our executives benefit us by reducing the overall compensation we must pay to provide the same after-tax income to our executives). Our severance arrangements are generally designed to avoid the application of “parachute” excise taxes under Section 280G of the Code by reducing the amount of severance payments and benefits to the degree necessary to avoid such excise taxes. Similarly we have taken steps to structure and assure that our executive compensation program is applied in compliance with Section 409A of the Code.

Section 162(m) of the Code (as interpreted by IRS Notice 2007-49) imposes a $1,000,000 cap on federal income tax deductions for compensation paid to our chief executive officer and to the four other most highly-paid executive officers during any fiscal year unless the compensation is “performance-based” under Section 162(m). Under a special Section 162(m) exception, any compensation paid pursuant to a compensation plan in existence before the effective date of our initial public offering will not be subject to the $1,000,000 limitation until the earliest of: (i) the expiration of the compensation plan, (ii) a material modification of the compensation plan (as determined under Section 162(m)), (iii) the issuance of all of the employer stock and other compensation allocated under the compensation plan, or (iv) the first meeting of stockholders at which directors are elected after the close of the third calendar year following the year in which our initial public offering occurred. In addition, for tax years beginning in 2013, we will become subject to the provisions of Section 162(m)(6), which imposes a deductibility limit of $500,000 for compensation paid to our named executive officers, among others. Furthermore, the exception for “performance-based compensation” will not be applicable to the $500,000 deductibility limitation under Section 162(m)(6). While the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the tax treatment of compensation pursuant to Section 162(m) and other applicable rules is a factor in determining the amounts of compensation for our named executive officers. However, to retain highly skilled executives and remain competitive with other employers, the Compensation Committee retains the right to authorize compensation on a purely discretionary basis, including compensation that would not be deductible under Section 162(m) or otherwise.

Recovery of Certain Awards

We do not currently have a formal policy for recovery of annual incentives paid on the basis of financial results that are subsequently restated. Under the Sarbanes-Oxley Act, our chief executive officer and chief financial officer must forfeit incentive compensation paid on the basis of financial statements for which they were responsible and which need to be restated. In the event of such a restatement, we would expect to recover affected bonuses and incentive compensation. In addition, we intend to adopt a formal policy for the recovery of incentive-based compensation paid to current and former executive officers, in compliance with regulations pursuant to the requirements of the Dodd-Frank Act.

Risk Analysis of Compensation Plans

After analysis, we believe that our compensation policies and practices for our employees, including our executives, do not encourage excessive risk or unnecessary risk-taking and in our opinion the risks arising from such compensation policies and practices are not reasonably likely to have a material adverse effect on us. Our compensation programs have been balanced to focus our key employees on both short- and long-term financial and operational performance.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management. Based upon such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

Neil P. Simpkins, Chair Michael A. Dal Bello M. Fazle Husain

Compensation Committee Interlocks and Insider Participation

Except as set forth below, during the 2011 fiscal year, there were no “compensation committee interlocks” (as that term is defined in SEC rules). The current members of the Compensation Committee are Messrs. Simpkins, Dal Bello and Husain, none of whom is a current or former officer or employee of ours or any of our subsidiaries. During the 2011 fiscal year:

•	none of the members of the Compensation Committee was an officer (or former officer) or employee of Vanguard or any of its subsidiaries;

•

none of the members of the Compensation Committee had a direct or indirect material interest in any transaction in which we were a participant and the amount involved exceeded $120,000, except that Messrs. Simpkins and Dal Bello are affiliates of Blackstone, which was a party to the Amendment and Termination Agreement, and Mr. Husain is an affiliate of Metalmark Management LLC, which was a party to the Amendment and Termination Agreement. See “Transactions with Related Persons—Transaction and Monitoring Fee Agreement”;

•

none of our executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served on our Compensation Committee;

•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on our Compensation Committee; and

•

none of our executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served as a director on our Board.

Summary Compensation Table

The following table sets forth the compensation earned by our Chief Executive Officer and Chief Financial Officer and our three other most highly compensated executive officers for the fiscal years ended June 30, 2011, 2010 and 2009. We refer to these persons as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(a)	Stock Awards ($) (b)	Option Awards ($) (c)	Non-Equity Incentive Plan Compensation ($) (a)	All Other Compensation ($) (d)	Total ($)
Charles N. Martin, Jr.	2011	1,098,079	1,200,000	—	—	1,389,070	14,208	3,701,357
Chairman of the Board &	2010	1,098,079	—	—	—	1,290,243	14,208	2,402,530
Chief Executive Officer	2009	1,062,238	—	—	—	1,454,956	13,758	2,530,952
Phillip W. Roe	2011	525,000	650,000	—	—	483,000	8,592	1,666,592
Executive Vice President,	2010	525,000	—	—	—	431,813	8,352	965,165
Chief Financial Officer & Treasurer	2009	487,500	—	—	—	486,939	7,640	982,079
Bradley A. Perkins, M.D. (e)	2011	675,000	100,000	1,904,530	—	776,250	8,592	3,464,372
Executive Vice President &	2010	675,000	—	—	2,083,935	713,813	24,506	3,497,254
Chief Transformation Officer	2009	2,596	—	—	—	—	—	2,596
Michael E. Duggan (f)	2011	497,250	—	1,302,954	—	603,842	7,559	2,411,605
Senior Vice President –	2010	—	—	—	—	—	—	—
Operations	2009	—	—	—	—	—	—	—
Kent H. Wallace	2011	685,000	650,000	—	—	787,750	9,672	2,132,422
President &	2010	685,000	—	—	—	724,388	9,132	1,418,520
Chief Operating Officer	2009	621,250	—	—	1,617,712	816,864	8,142	3,063,968

(a)	The Compensation Committee determined the amount of the discretionary bonus awards set forth in the Bonus column awarded in June 2011 for fiscal year 2011 efforts and the amount of the Annual Incentive Plan compensation for fiscal year 2011 that was earned by each of these named executive officers for fiscal 2011 under the Annual Incentive Plan provisions adopted in August 2010. These amounts were paid to each named executive officer in September 2011 as set forth above, except amounts earned by Messrs. Martin, Roe, Perkins, Duggan and Wallace in excess of 100% of their target awards for exceeding their target consolidated Adjusted EBITDA and/or target consolidated free cash flow performance goals under the Annual Incentive Plan for fiscal year 2011 (such amounts being equal to $301,972 for Mr. Martin, $105,000 for Mr. Roe, $168,750 for Dr. Perkins, $24,863 for Mr. Duggan and $171,250 for Mr. Wallace) were paid or are payable in accordance with the following schedule: 1/3 in September 2011, 1/3 in September 2012, and 1/3 in September 2013. See “Compensation Discussion and Analysis—Cash Incentive Compensation—Annual Incentive Plan” for more details in respect of the incentive plan awards.
(b)	Option Awards reflect the aggregate grant date fair value of the option award computed in accordance with ASC Topic 718, “Compensation—Stock Compensation” (excluding estimates of forfeitures) with respect to options to purchase shares of our common stock which have been awarded under the 2004 Stock Plan during our 2010 and 2009 fiscal years to one of our named executive officers in each of those years. See Notes 1 and 15 of the Notes to our consolidated financial statements for the fiscal year ended June 30, 2011 included in our Annual Report on Form 10-K for assumptions used in calculation of these amounts and other information about these grants.
(c)	Stock awards reflect the aggregate grant date fair value of the stock award computed by multiplying the number of RSUs granted by the fair value of our common stock on the grant date.
(d)

The amounts disclosed under All Other Compensation in the Summary Compensation Table for fiscal 2011 represent: (1) the following amounts of our matching contributions made under our 401(k) plan: Mr. Martin:

$7,350; Mr. Roe: $7,350; Mr. Wallace: $7,350; and Dr. Perkins: $7,350; and (2) the following amounts of insurance premiums paid by us with respect to group term life insurance: Mr. Martin: $6,858; Mr. Roe: $1,242; Mr. Wallace: $2,322; Dr. Perkins: $1,242; and Mr. Duggan: $621. For fiscal 2010, Dr. Perkins received $23,260 for reimbursement of expenses related to his relocation to Nashville, Tennessee upon commencement of his employment on June 30, 2009. The relocation reimbursement for Dr. Perkins includes reimbursement of payroll taxes related to the relocation benefits of $5,470 determined based upon the estimated marginal federal income tax rate applicable to each individual and the employee Medicare tax rate.
(e)	Dr. Perkins was granted 90,091.3 RSUs on July 1, 2010. The stock awards for Dr. Perkins vest either (1) 20% per year on each of the first five anniversaries of the July 1, 2010 grant date (48,322.8 RSUs) or (2) upon the earlier of the occurrence of a certain liquidity event for Blackstone or the eighth anniversary of the July 1, 2010 grant date (41,768.5 RSUs). The fair value of the stock awards that vest each fiscal year are as follows: $204,297 for fiscal 2012, $204,297 for fiscal 2013, $204,297 for fiscal 2014, $204,297 for fiscal 2015, $204,356 for fiscal 2016, $0 for fiscal 2017, $0 for fiscal 2018 and $882,986 for fiscal 2019.
(f)	Mr. Duggan was granted 81,689.9 RSUs on May 3, 2011. The stock awards for Mr. Duggan vest either (1) 20% per year on each of the first five anniversaries of the May 3, 2011 grant date (43,794.4 RSUs) or (2) upon the earlier of the occurrence of a certain liquidity event for Blackstone or the eighth anniversary of the May 3, 2011 grant date (37,895.5 RSUs). The fair value of the stock awards that vest each fiscal year are as follows: $139,690.10 for fiscal 2012, $139,690.10 for fiscal 2013, $139,690.10 for fiscal 2014, $139,690.10 for fiscal 2015, $139,760.30 for fiscal 2016, $0 for fiscal 2017, $0 for fiscal 2018 and $604,433.30 for fiscal 2019.

Grants of Plan-Based Awards in Fiscal Year 2011

	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock
Name	Date	Threshold ($)	Target ($)	Maximum ($)	Units (b) (#)	Awards (b) ($)
Charles N. Martin, Jr.
AIP (c)	n/a	120,789	1,207,887	1,811,830
LTIP (d)	n/a	—	603,943	1,207,887
Phillip W. Roe
AIP	n/a	39,375	393,750	590,625
LTIP	n/a	—	196,875	393,750
Bradley A. Perkins
AIP	n/a	67,500	675,000	1,012,500
LTIP	n/a	—	337,500	675,000
	7/1/10				90,091.3	21.14
Michael E. Duggan
AIP	n/a	11,188	223,762	348,075
LTIP	n/a	—	111,881	223,762
	5/3/11				81,689.9	15.95
Kent H. Wallace
AIP	n/a	68,500	685,000	1,027,500
LTIP	n/a	—	342,500	685,000

(a)

The threshold, target and maximum amounts in these columns have been provided in accordance with Item 402(d) of Regulation S-K and show the range of payouts targeted for fiscal 2011 performance under the

Annual Incentive Plan and the Long-Term Plan. For fiscal year 2011, each of the named executive officers earned non-equity incentive plan awards only under the Annual Incentive Plan. The Compensation Committee approved the awards which were paid in cash to the named executive officers in September 2011 (certain portions thereof are payable in September 2012 and September 2013, as disclosed in footnote (a) to the Summary Compensation Table), and the full amounts of the awards are reflected in the Summary Compensation Table under the column labeled “Non-Equity Incentive Plan Compensation.” See “Compensation Discussion and Analysis—Cash Incentive Compensation—Annual Incentive Plan” for a detailed description of the Annual Incentive Plan; and see “Compensation Discussion and Analysis—Cash Incentive Compensation—Long-Term Incentive Plan” for a detailed description of the Long-Term Plan.
(b)	These RSUs were awarded under the 2004 Stock Plan as part of the named executive officer’s long-term equity incentive compensation. The number of RSUs was most recently increased to reflect the 59.584218 to 1 stock split effectuated immediately prior to our initial public offering. Because we were a privately-held company at the time of these grants, the Board determined the fair market value of our common stock primarily from an independent appraisal of our common stock, which we obtained no less frequently than annually. The terms of these RSU awards are described in more detail below under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2011 Table—Our 2004 Stock Incentive Plan.” The grant date fair value presented herein reflects that independent appraisal estimate adjusted for the impact of the stock split.
(c)	AIP in this table means our Annual Incentive Plan.
(d)	LTIP in this table means our Long-Term Incentive Plan.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2011 Table

Our 2004 Stock Incentive Plan

General

From September 2004 until June 2011, we intended for our option and RSU program pursuant to the 2004 Stock Plan to be the primary vehicle for offering long-term incentives and rewarding our executive officers, managers and key employees. Because of the direct relationship between the value of an option and the value of our stock, we believed that granting options or RSUs was the best method of motivating our executive officers to manage our company in a manner that is consistent with our interests and our stockholders’ interests. We also regarded our option and RSU program as a key retention tool.

We adopted the 2004 Stock Plan upon consummation of the 2004 Merger. The 2004 Stock Plan permits the grant of non-qualified stock options, incentive stock options, stock appreciation rights (“SARs”), restricted stock, RSUs and other stock-based awards to our employees or our affiliates’ employees. Shares covered by awards that expire, terminate or lapse were again available for option or grant under the 2004 Stock Plan. As of June 30, 2011, 5,939,267 options and 577,962 RSUs were outstanding under the 2004 Stock Plan. We will not grant any further awards under the 2004 Stock Plan since the 2004 Stock Plan was replaced with the 2011 Stock Plan, which is discussed below, upon completion of our initial public offering.

Administration

The 2004 Stock Plan has been administered by the Board of Directors. The Board of Directors has delegated to the Compensation Committee the authority to interpret the 2004 Stock Plan, to establish, amend and rescind any rules and regulations relating to the 2004 Stock Plan, and to make any other determinations that it deems necessary or desirable for the administration of the plan. The Compensation Committee may correct any defect, supply any omission or reconcile any inconsistency in the 2004 Stock Plan in the manner and to the extent the Compensation Committee deems necessary or desirable.

Stock Options

Options granted under the 2004 Stock Plan are vested and exercisable at such times and upon terms and conditions as determined by the Board or Compensation Committee, but in no event are options exercisable more than 10 years after the grant date. Under the 2004 Stock Plan, the exercise price per share for any option awarded was determined by the Board, but could not be less than 100% of the fair market value of a share on the day the option was granted with respect to incentive stock options.

Stock option grants under the 2004 Stock Plan were generally made at the commencement of employment and occasionally following a significant change in job responsibilities or on a periodic basis to meet other special retention or performance objectives. All stock options granted by our Board of Directors under the 2004 Stock Plan were granted at or above the fair market value of our common stock on the grant date based upon the most recent appraisal of our common stock. We did not back-date any option awards.

As a privately-owned company through most of fiscal year 2011, there was no market for our common stock until on or after June 22, 2011. Accordingly, in fiscal year 2011, we had no program, plan or practice pertaining to the timing of stock option grants to executive officers, coinciding with the release of material non-public information.

An option granted under the 2004 Stock Plan may be exercised by paying the exercise price in cash or its equivalent, and/or, to the extent permitted by the Compensation Committee, shares or a netting of shares to be issued, or a combination of cash and shares. Also, a participant may deliver irrevocable instruments to a broker to sell the shares obtained upon the exercise of an option and deliver to us an amount equal to the exercise price.

As of June 30, 2011, options to purchase 5,939,267 shares of our common stock (the “2004 Stock Plan Options”) were outstanding under the 2004 Stock Plan. The 2004 Stock Plan Options were granted in part as “time options,” in part as “performance options” and in part as “liquidity event options.” Thirty-five percent of the total number of 2004 Stock Plan Options granted were “time options” with an exercise price equal to the greater of the fair market price per share at the time of grant and $1,000.00 per share (reduced to a range of $2.80 to $2.91 as a result of the share repurchase in January 2010 and a cash dividend paid to our stockholders in January 2011 and the impact of the 59.584218 to 1 stock split effectuated immediately prior to our initial public offering) and thirty percent of the total number of 2004 Stock Plan Options granted were “performance options,” which are time-vesting options with an exercise price of $3,000.00 per share (reduced to $33.67 per share as a result of the share repurchase in January 2010 and the dividend paid in January 2011 and the impact of the 59.584218 to 1 stock split effectuated immediately prior to our initial public offering). The “time options” and “performance options” vest and become exercisable ratably on an annual basis on each of the first five anniversaries following the date of grant (or earlier upon a change in control). Thirty-five percent of the total number of 2004 Stock Plan Options granted were “liquidity event options” with an exercise price equal to greater of the fair market price per share at the time of grant and $1,000.00 per share (reduced to a range of $2.80 to $2.91 per share as a result of the share repurchase in January 2010 and the dividend paid in January 2011 and the impact of the 59.584218 to 1 stock split effectuated immediately prior to our initial public offering) that become fully vested and exercisable upon the completion of any of certain designated business events (“liquidity events” based on Blackstone receiving a pre-established return on its invested capital), and in any event, on the eighth anniversary of the date of grant.

In respect of our named executive officers, as of June 30, 2011, Mr. Martin has been granted no 2004 Stock Plan Options, Mr. Roe has been granted 179,229.1 2004 Stock Plan Options, Mr. Wallace has been granted 804,386.2 2004 Stock Plan Options, Dr. Perkins has been granted 357,505.1 2004 Stock Plan Options and Mr. Duggan has been granted no 2004 Stock Plan Options. The Board did not grant any 2004 Stock Plan Options to our named executive officers during fiscal 2011.

Awards of Restricted Stock Units

On July 1, 2010, the Committee commenced the issuance of RSUs under the 2004 Stock Plan. As with its stock options grants, the Committee generally made its grants of RSUs at the commencement of employment and occasionally following a significant change in job responsibilities or on a periodic basis to meet other special retention or performance objectives.

As of June 30, 2011, RSUs in respect of 577,962 shares of our common stock were outstanding under the 2004 Stock Plan. The RSUs were granted in part as “time vesting RSUs,” which vest ratably on a yearly basis on each of the first five anniversaries following the date of grant (or earlier upon a change of control), and in part as “liquidity event RSUs” that become fully vested and deliverable upon the completion of any of certain designated business events (“liquidity events” related to Blackstone’s return on its invested capital), and in any event on the eighth anniversary of the date of grant. Upon vesting, we will issue to the grantee of the RSUs a number of shares of our common stock equal to the number of RSUs which have vested, and upon such stock issuance the RSUs are extinguished. In connection with the dividend declared in January 2011, RSU holders became entitled to a cash payment of $593.58 per share underlying each RSU, payable to the holder as the RSUs vest in the future.

With respect to our named executive officers, as of June 30, 2011, Mr. Martin, Mr. Roe and Mr. Wallace have not been granted any RSUs, while Dr. Perkins has been granted 90,091.3 RSUs and Mr. Duggan has been granted 81,689.9 RSUs, all of which were granted during fiscal 2011.

Adjustments Upon Certain Events

In the event of any stock dividend or split, reorganization, recapitalization, merger, share exchange or any other similar transaction, the Compensation Committee, in its sole discretion, shall adjust (1) the number or kind of shares or other securities that may be issued or reserved for issuance pursuant to the 2004 Stock Plan or pursuant to any outstanding awards, (2) the option price or exercise price and/or (3) any other affected terms of such awards. In the event of a change of control, the Compensation Committee may, in its sole discretion, provide for the (1) termination of an award upon the consummation of the change of control, but only if such award has vested and been paid out or the participant has been permitted to exercise the option in full for a period of not less than 30 days prior to the change of control, (2) acceleration of all or any portion of an award, (3) payment of a cash amount in exchange for the cancellation of an award, which, in the case of options and SARs, may equal the excess, if any, of the fair market value of the shares subject to such options or SARs over the aggregate option price or grant price of such option or SARs, and/or (4) issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted hereunder.

Amendment and Termination

The Compensation Committee may amend or terminate the 2004 Stock Plan at any time, provided that no amendment or termination shall diminish any rights of a participant pursuant to a previously granted award without his or her consent, subject to the Compensation Committee’s authority to adjust awards upon certain events (described under “Adjustments Upon Certain Events” above). No awards may be made under the 2004 Stock Plan after the tenth anniversary of the effective date of the plan.

2011 Stock Incentive Plan

In June 2011, our Board of Directors adopted, and our stockholders approved, the Vanguard Health Systems, Inc. 2011 Stock Plan, which became effective upon completion of our initial public offering in June 2011.

Purpose

The purpose of the 2011 Stock Plan is to aid us and our affiliates in recruiting and retaining key employees, directors, consultants and other service providers of outstanding ability and to motivate those employees, directors, consultants and other service providers to exert their best efforts on our behalf and on behalf of our affiliates by providing incentives through the granting of stock options, SARs and other stock-based awards.

Shares Subject to the Plan

The 2011 Stock Plan provides that the total number of shares of common stock that may be issued under the 2011 Stock Plan is 14,000,000, and the maximum number of shares for which incentive stock options may be granted is 14,000,000. Shares of our common stock covered by awards that terminate or lapse without the payment of consideration may be granted again under the 2011 Stock Plan. Effective as of June 21, 2011, 1,684,733 restricted shares of common stock and 1,245,086 stock options exercisable at $33.67 per share were issued under the 2011 Stock Plan. These restricted shares and stock options were issued in connection with the Holdings Merger in exchange for equity incentive units in VHS Holdings LLC then held by our named executive officers and other executive officers. As of June 30, 2011, these 1,684,733 restricted shares of common stock and 1,245,086 stock options were the sole shares or share rights issued under the 2011 Stock Plan. On September 20, 2011, the Compensation Committee granted 262,047 options to purchase our common stock, 680,805 time-based RSUs and

491,875 performance-based RSUs (the actual number of RSUs earned may be increased or decreased based upon our financial performance) to our employees pursuant to the 2011 Stock Plan.

Administration

The 2011 Stock Plan will be administered by the Compensation Committee or such other committee of our Board to which it delegates such authority. The Compensation Committee is authorized to interpret the 2011 Stock Plan, to establish, amend and rescind any rules and regulations relating to the 2011 Stock Plan and to make any other determinations that it deems necessary or desirable for the administration of the 2011 Stock Plan and may delegate such authority. The Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency in the 2011 Stock Plan in the manner and to the extent the Compensation Committee deems necessary or desirable. The Compensation Committee has the full power and authority to establish the terms and conditions of any award consistent with the provisions of the 2011 Stock Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). Determinations made by the Compensation Committee need not be uniform and may be made selectively among participants in the 2011 Stock Plan.

Limitations

No award may be granted under the 2011 Stock Plan after the tenth anniversary of the effective date (as defined therein), but awards theretofore granted may extend beyond that date.

Options

The Compensation Committee may grant non-qualified stock options and incentive stock options, which will be subject to the terms and conditions as set forth in the 2011 Stock Plan, the related award agreement and any other terms, not inconsistent therewith, as determined by the Compensation Committee; provided that all stock options granted under the 2011 Stock Plan are required to have a per share exercise price that is not less than 100% of the fair market value of our common stock underlying such stock options on the date an option is granted (other than in the case of options granted in substitution of previously granted awards), and all stock options that are intended to qualify as incentive stock options will be subject to the terms and conditions that comply with the rules as may be prescribed by Section 422 of the Code. The maximum term for stock options granted under the 2011 Stock Plan is 10 years from the initial date of grant. The purchase price for the shares as to which a stock option is exercised will be paid to us, to the extent permitted by law, (1) in cash or its equivalent at the time the stock option is exercised, (2) in shares having a fair market value equal to the aggregate exercise price for the shares being purchased and satisfying any requirements that may be imposed by the Compensation Committee, so long as the shares will have been held for such period established by the Compensation Committee in order to avoid adverse accounting treatment, (3) partly in cash and partly in shares, (4) if there is a public market for the shares at such time, through the delivery of irrevocable instructions to a broker to sell the shares being obtained upon the exercise of the stock option and to deliver to us an amount out of the proceeds of such sale equal to the aggregate exercise price for the shares being purchased, or (5) allow for payment through a “net settlement” feature. The “repricing” of stock options is prohibited without prior approval of our stockholders.

Stock Appreciation Rights

The Compensation Committee may grant SARs independent of or in connection with a stock option. The exercise price per share of a SAR will be an amount determined by the Compensation Committee, but in no event will such amount be less than 100% of the fair market value of a share on the date the SAR is granted (other than in the case of SARs granted in substitution of previously granted awards). Generally, each SAR will entitle the participant upon exercise to an amount equal to the product of (1) the excess of (A) the fair market value on the exercise date of one share of common stock, over (B) the exercise price per share, times (2) the numbers of shares of common stock covered by the SAR. As discussed above with respect to options, the “repricing” of SARs is prohibited under the 2011 Stock Plan without prior approval of our stockholders.

Other Stock-Based Awards (including Performance-Based Awards)

In addition to stock options and SARs, the Compensation Committee may grant or sell awards of shares, restricted shares and awards that are valued in whole or in part by reference to, or otherwise based on the fair market value of shares, including performance-based awards. The Compensation Committee, in its sole discretion, may grant awards that are denominated in shares or cash (such awards, “Performance-Based Awards”), which awards may, but are not required to, be granted in a manner which is intended to be deductible by us under Section 162(m) of the Code. Such Performance-Based Awards will be in such form, and dependent on such conditions, as the Compensation Committee will determine, including, without limitation, the right to receive, or vest with respect to, one or more shares or the cash value of the award upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. The maximum amount of a Performance-Based Award that may be earned during each fiscal year during a performance period by any participant will be: (x) with respect to Performance-Based Awards that are denominated in shares, 2,500,000 shares and (y) with respect to Performance-Based Awards that are denominated in cash, $10,000,000. The amount of the Performance-Based Award actually paid to a participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Compensation Committee.

Effect of Certain Events on 2011 Stock Plan and Awards

In the event of any stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate exchange, any equity restructuring (as defined under Financial Accounting Standards Board (FASB) Accounting Standard Codification 718), or any distribution to stockholders of common stock other than regular cash dividends or any similar event, the Compensation Committee in its sole discretion and without liability to any person will make such substitution or adjustment, if any, as it deems to be reasonably necessary to address, on an equitable basis, the effect of such event, as to (i) the number or kind of common stock or other securities that may be issued as set forth in the 2011 Stock Plan or pursuant to outstanding awards, (ii) the maximum number of shares for which options or SARs may be granted during a fiscal year to any participant, (iii) the maximum amount of a Performance-Based Award that may be granted during a fiscal year to any participant, (iv) the exercise price of any award and/or (v) any other affected terms of such awards. Except as otherwise provided in an award agreement or otherwise determined by the Compensation Committee, in the event of a Change in Control (as defined in the 2011 Stock Plan), with respect to any outstanding awards then held by participants which are unexercisable or otherwise unvested or subject to lapse restrictions, the Committee may, but will not be obligated to, in a manner intended to comply with the requirements of Section 409A of the Code, (1) accelerate, vest, or cause the restrictions to lapse with all or any portion of an award, (2) cancel awards for fair value (as determined in the sole discretion of the Compensation Committee), which, in the case of stock options and SARs, may equal the excess, if any, of the value of the consideration to be paid in the Change in Control transaction to holders of the same number of shares subject to such stock options or SARs over the aggregate exercise price of such stock options or SARs, (3) provide for the issuance of substitute awards or (4) provide that the stock options will be exercisable for all shares subject thereto for a period of at least 30 days prior to the Change in Control and that upon the occurrence of the Change in Control, the stock options will terminate and be of no further force or effect. The Compensation Committee may cancel stock options and SARs for no consideration if the fair market value of the shares subject to such options or SARs is less than or equal to the aggregate exercise price of such stock options or SARs.

Nontransferability of Awards

Unless otherwise determined by the Compensation Committee, an award will not be transferable or assignable by a participant otherwise than by will or by the laws of descent and distribution.

Amendment and Termination

The Compensation Committee may generally amend, alter or discontinue the 2011 Stock Plan, but no amendment, alteration or discontinuation will be made (1) without the approval of our stockholders to the extent such approval is (a) required by or (b) desirable to satisfy the requirements of any applicable law, including the listing standards of the securities exchange that is, at the applicable time, the principal market for the shares of our common stock, or (2) without the consent of a participant, would materially adversely impair any of the rights or obligations under any award theretofore granted to the participant under the 2011 Stock Plan; provided, however, that the Compensation Committee may amend the 2011 Stock Plan in such manner as it deems necessary to permit the granting of awards meeting the requirements of the Code or other applicable laws, including, without limitation, to avoid adverse tax consequences or accounting consequences to us or any participant.

Section 409A of the Code

The 2011 Stock Plan and awards issued thereunder will be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations, and no award will be granted, deferred, accelerated, paid out or modified under the 2011 Stock Plan in a manner that would result in the imposition of an additional tax under Code Section 409A upon a participant.

United States Federal Income Tax Consequences

The following is a general summary of the material United States federal income tax consequences of the grant, vesting and exercise of awards under the 2004 Stock Plan and the 2011 Stock Plan and the disposition of shares acquired pursuant to the exercise of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local and payroll tax considerations. Moreover, the United States federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Incentive Stock Options

Options granted as “incentive stock options” (“ISOs”) under Section 422 of the Code may qualify for special tax treatment. The Code requires that, for treatment of an option as an ISO, common stock acquired through the exercise of the option cannot be disposed of before the later of (i) two years from the date of grant of the option or (ii) one year from the date of exercise. Holders of ISOs will generally incur no federal income tax liability at the time of grant or upon exercise of those options. However, the option “spread value” at the time of option exercise will be an “item of tax preference,” which may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, we will not be allowed a deduction for federal income tax purposes in connection with the grant or exercise of the ISO. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of an ISO disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those Sections. Finally, if an otherwise qualified ISO becomes first exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the ISO in respect of those excess shares will be treated as a non-qualified stock option for federal income tax purposes.

Non-Qualified Stock Options

No income will be realized by a participant upon grant of a non-qualified stock option. Upon the exercise of a non-qualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise. We will be able to deduct this same amount for United States federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

SARs

No income will be realized by a participant upon grant of an SAR. Upon the exercise of an SAR, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the shares of stock or cash payment received in respect of the SAR. We will be able to deduct this same amount for United States federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock

A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture, the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant makes an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. (Special rules apply to the receipt and disposition of restricted stock received by officers and directors who are subject to Section 16(b) of the Exchange Act). We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for United States federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock Units

A participant will not be subject to tax upon the grant of a RSU award. Rather, upon the delivery of shares or cash pursuant to a RSU award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the award. We will be able to deduct the amount of taxable compensation to the participant for United States federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Stock Bonus Awards

A participant will have taxable compensation equal to the difference between the fair market value of the shares on the date the common stock subject to the award is transferred to the participant over the amount the participant paid for such shares, if any. We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for United States federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Section 162(m)

In general, Section 162(m) of the Code denies a publicly held corporation a deduction for United States federal income tax purposes for compensation in excess of $1 million per year per person to its principal executive officer and certain other named executive officers, subject to certain exceptions. The 2011 Stock Plan is intended to satisfy an exception with respect to grants of options to covered employees. In addition, the 2011 Stock Plan is designed to permit certain awards of restricted stock, RSUs, cash bonus awards and other awards to be awarded as performance compensation awards intended to qualify under the “performance-based compensation” exception to Section 162(m) of the Code. Finally, under a special Section 162(m) exception, any compensation paid pursuant to a compensation plan in existence before the effective date of our initial public offering will not be subject to the $1,000,000 limitation until the earliest of: (i) the expiration of the compensation plan, (ii) a material modification of the compensation plan (as determined under Section 162(m)), (iii) the issuance of all the employer stock and other compensation allocated under the compensation plan, or (iv) the first meeting of stockholders at which directors are elected after the close of the third calendar year following the year in which our initial public offering occurred. In addition, for tax years beginning in 2013, we will become subject to the provisions of Section 162(m)(6) which imposes a deductibility limit of $500,000 for compensation paid to our named executive officers, among others.

Outstanding Equity Awards at Fiscal 2011 Year-End

The following table summarizes the outstanding equity awards held by each named executive officer at June 30, 2011. The table reflects options to purchase our common stock or RSUs that were granted under the 2004 Stock Plan or the 2011 Stock Plan.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (a)		Number of Securities Underlying Unexercised Options (#) Unexercisable (b)		Option Exercise Price ($) (c)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (d)
Charles N. Martin, Jr.	388,390.6	(q)	—		33.67	6/20/21
Phillip W. Roe	21,033.2	(e)	—		2.80	11/3/15
	—		21,033.2	(f)	2.80	11/3/15
	17,994.4	(e)	—		33.67	11/3/15
	25,025.0	(g)	16,683.9	(g)	2.80	2/5/18
	—		41,708.9	(h)	2.80	2/5/18
	21,450.0	(g)	14,300.5	(g)	33.67	2/5/18
	91,403.9	(q)	—		33.67	6/20/21
Bradley A. Perkins, M.D.	25,025.0	(i)	100,101.8	(i)	2.80	8/18/19	90,091.3	1,546,867
	—		125,126.8	(j)	2.80	8/18/19
	21,450.0	(i)	85,801.5	(i)	33.67	8/18/19
Michael E. Duggan	—		—		—	—	81,689.9	1,402,615
	—		—		—	—
	—		—		—	—
Kent H. Wallace	51,123.2	(e)	—		2.80	11/3/15
	—		51,123.2	(f)	2.80	11/3/15
	43,853.9	(e)	—		33.67	11/3/15
	94,858.0	(m)	—		2.80	11/28/15
	—		94,858.0	(n)	2.80	11/28/15
	81,272.8	(m)	—		33.67	11/28/15
	18,769.0	(g)	12,512.7	(g)	2.80	2/5/18
	—		31,281.7	(h)	2.80	2/5/18
	16,087.0	(g)	10,725.8	(g)	33.67	2/5/18
	41,708.0	(o)	62,564.3	(o)	2.80	5/5/19
	—		104,272.3	(p)	2.80	5/5/19
	35,750.0	(o)	53,626.3	(o)	33.67	5/5/19
	114,229.5	(q)	—		33.67	6/20/21

(a)	This column represents the number of stock options that had vested and were exercisable as of June 30, 2011.
(b)	This column represents the number of stock options that had not vested and were not exercisable as of June 30, 2011.
(c)	The exercise price for the options was never less than the grant date fair market value of a share of our common stock as determined by the Board or the Compensation Committee. The original exercise prices of these options as of the grant date was most recently reduced in connection with a dividend in the amount of $593.58 per share paid to stockholders on January 26, 2011 by an amount equal to the dividend per share, subject to a floor exercise price of $166.52 per share, and by the impact of the 59.584218 stock split effectuated immediately prior to our initial public offering. Consequently, the exercise prices of the outstanding options held by our named executive officers are now $2.80 and $33.67 per share. With respect to those options with a resulting exercise price of $2.80 per share (which price was established pursuant to the application of the floor below which the exercise price could not be further reduced), the executives are entitled to a payment equal to the excess of $166.52 over the amount the exercise price per share would have been without the application of the $166.52 per share exercise floor, payable to the executive currently as to vested options and as to other options as they vest in the future.
(d)	Based on the closing sales price of our common stock of $17.17 on the NYSE on June 30, 2011.
(e)	20% of the options represented by this option grant vest and become exercisable on each of the first five anniversaries of the November 3, 2005 grant date of these options (or earlier upon a change of control). 100% of this option grant was vested as of June 30, 2011.
(f)	100% of the options represented by this option grant vest and become exercisable on the eighth anniversary of the November 3, 2005 grant date of these options (or earlier upon a liquidity event).
(g)	20% of the options represented by this option grant vest and become exercisable on each of the first five anniversaries of the February 5, 2008 grant date of these options (or earlier upon a change of control). 60% of this option grant was vested as of June 30, 2011.
(h)	100% of the options represented by this option grant vest and become exercisable on the eighth anniversary of the February 5, 2008 grant date of these options (or earlier upon a liquidity event).
(i)	20% of the options represented by this option grant vest and become exercisable on each of the first five anniversaries of the August 18, 2009 grant date of these options (or earlier upon a change of control). 20% of this option grant was vested as of June 30, 2011.
(j)	100% of the options represented by this option grant vest and become exercisable on the eighth anniversary of the August 18, 2009 grant date of these options (or earlier upon a liquidity event).
(k)	20% of the options represented by this option grant vest and become exercisable on each of the first five anniversaries of the November 4, 2004 grant date of these options (or earlier upon a change of control). 100% of this option grant was vested as of June 30, 2011.
(l)	100% of the options represented by this option grant vest and become exercisable on the eighth anniversary of the November 4, 2004 grant date of these options (or earlier upon a liquidity event).
(m)	20% of the options represented by this option grant vest and become exercisable on each of the first five anniversaries of the November 28, 2005 grant date of these options (or earlier upon a change of control). 100% of this option grant was vested as of June 30, 2011.
(n)	100% of the options represented by this option grant vest and become exercisable on the eighth anniversary of the November 28, 2005 grant date of these options (or earlier upon a liquidity event).
(o)	20% of the options represented by this option grant vest and become exercisable on each of the first five anniversaries of the May 5, 2009 grant date of these options (or earlier upon a change of control). 40% of this option grant was vested as of June 30, 2011.
(p)	100% of the options represented by this option grant vest and become exercisable on the eighth anniversary of the May 5, 2009 grant date of these options (or earlier upon a liquidity event).
(q)	These options resulted from the conversion of the Holdings LLC Class D units to options to purchase our common stock as part of the Holdings Merger. Since the original Class D units were fully vested at the time of the Holdings Merger, these options were 100% vested as of June 30, 2011.

Option Exercises and Stock Vested in Fiscal 2011

No named executive officer exercised any stock options during fiscal 2011 and none of their RSUs vested during fiscal 2011. We made no restricted stock grants or RSU awards of our common stock to our named executive officers from the September 23, 2004 date of the consummation of the 2004 Merger through June 30, 2010.

Pension and Other Benefits

We maintain a 401(k) plan as previously discussed above in “Compensation Discussion and Analysis.” We do not maintain any defined benefit plans or account-balance nonqualified deferred compensation plans for our executive officers.

Potential Payments Upon a Change-in-Control or Termination of Employment

Involuntary Termination Following a Change-in-Control

•

Severance Payments. Under the respective employment agreements for Messrs. Martin, Roe, Perkins and Wallace, in the event such named executive officer’s employment with us is terminated by us without cause or by the executive for “good reason” (as defined below) at any time following the occurrence of a “change-in-control” (as defined below), he will be entitled to a payment equal to (i) three times the sum of his (x) annual base salary at the time of termination and (y) the average of the annual cash bonus actually paid during the two fiscal years preceding the fiscal year in which the termination date occurs, plus (ii) an additional amount equal to such executive’s pro rata portion of the annual cash bonus for the year of termination. Mr. Duggan’s severance protection agreement provides that in the event his employment with us is terminated by us without cause or by him for “good reason” at any time following the occurrence of a “change-in-control”, he will be entitled to a payment equal to (i) two and one-half times the sum of his (x) annual base salary at the time of termination (or his annual base salary immediately prior to the change-in-control, if higher) and (y) the target cash bonus amount that he could have earned under the Annual Incentive Plan in the fiscal year in which the termination date occurs (or the target cash bonus amount he could have earned in the year in which the change-in-control occurs, if higher), plus (ii) an additional amount equal to such executive’s pro rata portion of the annual cash bonus for the year of termination. These severance payments are generally payable in a lump sum within five days after termination of employment following a change-in-control.

•

Continuation of health, welfare and other benefits. Pursuant to the terms of the employment agreements for Messrs. Martin, Roe, Perkins and Wallace, such named executive officers will also be entitled to 18 months (or, if longer, the remainder of the term of the agreement) of continued medical, dental, life and long-term disability benefits coverage. Such executives are also entitled to benefits pursuant to any supplemental retirement plan maintained by us as if his employment had continued for 18 months (or if longer, the remainder of the term of the employment agreement); however, no such supplemental retirement plan currently exists. Mr. Duggan’s severance protection agreement provides that he shall receive continued life, disability, accident, health and dental insurance benefits for 18 months; however, he shall continue to pay the standard employee portion of the costs for such benefits and such benefits shall be reduced to the extent that Mr. Duggan receives comparable benefits from a new employer.

•

Awards under the Annual Incentive Plan and the Long-Term Plan. Under the terms of the cash awards made under the Annual Incentive Plan, as well as under the Long-Term Plan, in the event that the executive’s employment is terminated by us without cause or by the executive for good reason, in either case, following a change-in-control, the executive will be entitled to receive all earned but unpaid awards, payable in a lump sum within 10 days following termination. The definitions of “cause,” “good reason” and “change-in-control” are substantially similar to those respective definitions found in the employment agreements, discussed below.

•

“Golden Parachute” Cut-Back. Pursuant to the terms of the employment agreements or the severance protection agreement for Mr. Duggan, in the event that any payments or benefits to which a named executive officer is entitled could give rise to “golden parachute” excise taxes following a change-in-control, then such payments and benefits will be cut back in such amount as necessary to avoid the application of the excise tax.

Generally, under their terms of the employment agreements or the severance protection agreement for Mr. Duggan, a “change-in-control” means the occurrence of any one of the following events:

•

any person (other than our affiliated entities, an underwriter in connection with a prospective offering of our securities, and certain other enumerated parties) acquires stock ownership of us constituting more than 50% of the total combined voting power of our outstanding voting securities;

•

a majority of the members of our Board of Directors is replaced during any two-year period by directors whose appointment or election is not endorsed by at least two-thirds of the members of the Board of Directors before the date of such appointment or election;

•

our stockholders approve a merger or consolidation with any other corporation (other than a transaction in which the holders of our voting securities immediately before the transaction own 50% or more of our successor’s voting securities immediately thereafter ), and immediately after the consummation of such transaction and for 180 days thereafter, neither our chief executive officer or chief operating officer change from the people occupying those positions immediately prior to the transaction; or

•	our stockholders approve a plan of complete liquidation or an agreement for the sale of all or substantially all of our assets.

Under the terms of the employment agreements or the severance protection agreement for Mr. Duggan, a named executive officer will be considered to be involuntarily terminated if he is entitled to terminate his employment for “good reason,” which, before a change-in control, is defined as any failure by us to comply with any material term of the agreement, and which, following a change-in-control transaction, is generally defined as (i) a material reduction in the executive’s base compensation, (ii) a material reduction in the executive’s authority, duties or responsibilities, (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the executive reports, (iv) a material reduction in the budget over which the executive retains authority, (v) a material change in the geographic location at which the executive must perform services, or (vi) any other action/inaction that constitutes a material breach of the employment agreement by us.

The employment agreements define “cause” as (i) the willful failure or refusal by the executive to perform his duties for 10 days following a written demand from us to so perform, (ii) the willful engaging by the executive in misconduct which is materially injurious to us, or (iii) the executive’s conviction of, or a no contest plea to, a felony.

Death and disability. A termination of employment due to death or disability entitles the named executive officer (except for Mr. Duggan) to payment of the base salary and bonus amount that he would otherwise have earned through the end of the calendar year in which such termination occurs.

Obligations of named executive officers. Under their respective employment agreements, each of our named executive officers has the following obligations to us:

•	not to use or disclose our confidential business information;

•	not to solicit any of our employees for employment for a period expiring two years after the termination of his employment; and

•

not to accept employment with or consult with, or have any ownership interest in, any hospital or hospital management entity for a period expiring two years after the termination of his employment, except there shall be no such prohibitions if (1) we terminate the executive under his employment agreement or (2) the executive terminates his agreement for good reason.

Involuntary Termination Prior to a Change-in-Control

Each of our named executive officers (other than Mr. Duggan) is also entitled to severance payments and benefits in the event that his employment is terminated by us in violation of the terms of the employment agreement or if he terminates on account of our failure to comply with any material provision of the agreement following a 10-day cure period, in either case, prior to a change-in-control transaction. Upon an involuntary termination prior to a change-in-control, the executive will generally be entitled to the same payments and benefits described above, except that the severance payment consisting of base salary and the average of the prior two year’s cash incentive payments will be calculated using a multiple of two (instead of three) and will be payable monthly in equal installments (instead of in a lump sum). Mr. Duggan’s employment agreement provides that he is entitled to severance payments and benefits in the event his employment is terminated by us without “cause” (as defined in his employment agreement). In such event, he will continue to receive his base salary for one year after his termination, as well as reimbursement of his employee benefit costs for such period Additionally, the named executive officers will not receive any payments owed to them pursuant to the Annual Incentive Plan or the Long-Term Plan in the event of an involuntary termination of employment not in connection with a change-in-control.

The following table describes the non-equity related payments and benefits under our compensation and benefit plans and arrangements to which the named executive officers would be entitled to receive upon a termination of employment under their respective employment agreement or severance protection agreement. The amounts set forth in the table assume a termination of employment occurring on June 30, 2011 (the last business day of our last completed fiscal year).

Name	Cash Severance Payment ($)	Cash Incentive Awards ($)	Continuation of Medical/Welfare Benefits (present value) ($)	Total Termination Benefits ($)
Charles N. Martin, Jr.
—Involuntary termination prior to change in control	6,330,427	—	24,210	6,354,637
—Involuntary termination after change in control	8,801,106	201,315	24,210	9,026,631
Phillip W. Roe
—Involuntary termination prior to change in control	2,451,752	—	18,862	2,470,614
—Involuntary termination after change in control	3,436,128	67,376	18,862	3,522,366
Bradley A. Perkins, M.D.
—Involuntary termination prior to change in control	3,553,876	—	48,420	3,602,296
—Involuntary termination after change in control	4,942,689	45,563	48,420	5,036,672
Michael E. Duggan
—Involuntary termination prior to change in control	994,500	—	34,647	1,029,147
—Involuntary termination after change in control	4,830,467	—	51,971	4,882,438
Kent H. Wallace
—Involuntary termination prior to change in control	3,699,002	—	24,210	3,723,212
—Involuntary termination after change in control	5,154,628	113,026	24,210	5,291,864

Acceleration of Equity-Based Incentive Compensation Awards in Connection with a Change in Control

Restricted shares. Pursuant to the terms of their awards, certain restricted shares will fully vest upon a “liquidity event,” based on Blackstone receiving a pre-established return on its investment. Certain units in Holdings formerly held by three of our named executive officers were exchanged for restricted shares of common stock in connection with the Holdings Merger. “Liquidity event” is defined as the completion of (i) a transfer by Blackstone of shares for consideration consisting of cash or liquid securities, (ii) a recapitalization of, or payment of a dividend or distribution by, the us, (iii) our complete liquidation, dissolution or winding up, or (iv) a distribution-in-kind by Blackstone of securities to its partners, members or shareholders in accordance with the terms of the applicable Blackstone partnership agreement or other organizational document, which, after giving effect to such transaction together with all other previously completed transactions of a type described in clauses (i), (ii), (iii) or (iv), results in the receipt by Blackstone of consideration having a fair market value (measured at the time of receipt) in excess of $35.24 per share in respect of at least 25% of the shares held by Blackstone.

Stock options. The award agreements granting “performance options” and “time options” under our 2004 Stock Plan and 2011 Stock Plan to our named executive officers provide for “single trigger” acceleration of vesting upon a change-in-control.

RSUs. The award agreements granting time-vesting and performance-vesting RSUs under our 2004 Stock Plan and 2011 Stock Plan provides for “single trigger” acceleration of vesting upon a change-in-control.

Under the 2004 Stock Plan, a “change-in-control” generally means the occurrence of any one of the following events:

•

any person (other than our affiliated entities, an underwriter in connection with a prospective offering of our securities, and certain other enumerated parties) acquires stock ownership of us constituting more than 50% of the total combined voting power of our outstanding voting securities;

•

our merger or consolidation with or into any person (other than a transaction in which the holders of our voting securities immediately before the transaction own 50% or more of the successor’s voting securities immediately thereafter); or

•	a complete liquidation of us or a sale or disposition by us of all or substantially all of our assets.

The 2011 Stock Plan has a similar definition of “change-in-control,” but also provides that it is a change-in-control if , during any period of 12 months, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by our stockholders was approved by a vote of a majority of our directors, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board.

Estimated value of accelerated vesting of equity-based compensation upon a change in control and liquidity event. The following table shows the value attributable to the accelerated vesting of equity held by each named executive officer assuming a change-in-control and liquidity event had occurred on June 30, 2011:

Name	Value of Accelerated Vesting of Restricted Shares (1)	Value of Accelerated Vesting of Stock Options (2)	Value of Accelerated Vesting of Restricted Stock Units (2)	Total
Charles N. Martin, Jr.	$13,285,019	$—	$—	$13,285,019
Phillip W. Roe	$3,125,619	$1,141,352	$—	$4,266,971
Bradley A. Perkins, M.D.	$—	$3,236,535	$1,546,868	$4,783,403
Michael E. Duggan	$—	$—	$1,402,616	$1,402,616
Kent H. Wallace	$3,908,136	$5,124,517	$—	$9,032,653

(1)	Value represents the gain the executive would receive in the event all unvested restricted shares became vested on June 30, 2011, based on a fair market value of $25.28 per restricted share in connection with the occurrence of a liquidity event in which Blackstone received the pre-established return on its investment.
(2)	Value represents the gain the executive would receive in the event all unvested options were accelerated on June 30, 2011, calculated as the positive difference, or spread, between the $17.17 fair market value of a share of our common stock on that date and the applicable exercise price of the option.
(3)	Value represents the gain the executive would receive if all unvested RSUs were accelerated on June 30, 2011, calculated by multiplying the number of RSUs by the $17.17 fair market value of a share of our common stock on that date.

DIRECTOR COMPENSATION

During fiscal 2011, our directors who are either our employees or affiliated with our Sponsors did not receive any fees or other compensation for their services as our directors. We reimburse all of our directors for travel expenses and other out-of-pocket costs incurred in connection with attendance at meetings of our Board.

As described in the table below, during fiscal 2011, Stephen R. D’Arcy, a director who was not our employee or an affiliate of our Sponsors, received only our $2,500 per diem for serving on our Board for the portion of the year on which he served on our Board. He declined other compensation, as explained in the table below.

The following table summarizes all compensation for our non-employee directors (other than our Sponsor-affiliated directors) for our fiscal year ended June 30, 2011.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings		All Other Compensation ($)	Total ($)
Stephen R. D’Arcy	$5,000	$—	$—	$—	$	—	$—	$	5,000

(1)	The director compensation in the above table reflects only the $2,500 earned by Mr. D’Arcy for attending two Board meetings in fiscal 2011 after he was elected to our Board on March 4, 2011. Mr. D’Arcy was nominated to be a member of our Board pursuant to a letter, dated March 16, 2010, from us to the non-profit entity which sold us The Detroit Medical Center system. Pursuant to an agreement with the Michigan Department of Attorney General, such non-profit entity’s nominee to our Board may not receive compensation for serving on our Board, other than a reasonable per diem allowance. The employee director (Mr. Martin) and the Sponsor-affiliated directors (Messrs. Dal Bello, Galvin, Husain, Quella and Simpkins) receive no additional compensation for serving on our Board and, as a result, are not listed in the table above.

For fiscal year 2011, our standardized director compensation plan for independent directors was $60,000 per annum in cash plus a $2,500 per diem for Board and/or committee meetings attended and an initial grant, upon election to our Board of Directors, of stock options in respect of 5,000 shares or RSUs equivalent to such 5,000 stock options pursuant to our 2004 Stock Plan, as described above under the caption “Our 2004 Stock Incentive Plan”.

In August 2011, our standardized director compensation plan for independent directors was changed to be as follows:

•	an annual retainer of $100,000;

•	a $20,000 annual retainer for being a member of the Audit and Compliance Committee;

•	a $5,000 annual retainer for being a member of the Nominating and Corporate Governance Committee or the Compensation Committee;

•	a $20,000 annual retainer for being the Chairman of the Audit and Compliance Committee;

•	a $10,000 annual retainer for being the Chairman of Nominating and Corporate Governance Committee or the Compensation Committee;

•	a $2,500 meeting fee for each Board of Directors or committee meeting attended, if such independent director cannot otherwise accept the director fees set forth above; and

•

annual grants of RSUs under the 2011 Stock Incentive Plan, , as described above under the caption “2011 Stock Incentive Plan,” in an amount equal to the number of shares of our common stock having an aggregate fair market value of $150,000 (prorated for partial-year service with respect to initial year of service).

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes set forth information regarding the beneficial ownership of our common stock as of September 1, 2011 by: (1) each person known by us to own beneficially more than 5% of our common stock, (2) each of the named executive officers, (3) each of our directors and (4) all of our directors and executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

As of September 1, 2011, there were 77,000,992 shares of our common stock outstanding.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
Principal Stockholders
Blackstone Funds (1)	29,381,564	38.2%
MSCP Funds (2)	7,707,834	10.0%
Directors and Executive Officers
Charles N. Martin, Jr. (3)	3,879,251	5.0%
Phillip W. Roe (4)	528,478	*
Kent H. Wallace (5)	877,297	*
Bradley A. Perkins, M.D. (6)	102,614	*
Michael E. Duggan	—	*
Philip N. Bredesen (7)	—	*
Carol J. Burt (8)	—	*
Michael A. Dal Bello (9)	—	*
Stephen R. D’Arcy	—	*
Robert Galvin, M.D. (9)	—	*
M. Fazle Husain (10)	7,515,136	9.8%
Neil P. Simpkins (1)	29,381,564	38.2%
All directors and executive officers as a group (29 persons)(11)	47,526,475	61.7%

*	Represents less than 1%.
(1)	Includes common stock directly and indirectly owned by each of Blackstone FCH Capital Partners IV L.P.,

Blackstone FCH Capital Partners IV-A L.P., Blackstone FCH Capital Partners IV-B L.P., Blackstone Capital Partners IV-A L.P., Blackstone Family Investment Partnership IV-A L.P., Blackstone Health Commitment Partners L.P. and Blackstone Health Commitment Partners-A L.P. (collectively, the “Blackstone Funds”), for which Blackstone Management Associates IV L.L.C. (“BMA”) is the general partner having voting and investment power over the shares held or controlled by each of the Blackstone Funds. Mr. Simpkins is a member of BMA, but disclaims any beneficial ownership of the shares beneficially owned by BMA. Mr. Stephen A. Schwarzman is the founding member of BMA and as such may be deemed to share beneficial ownership of the shares held or controlled by the Blackstone Funds. Mr. Schwarzman disclaims beneficial ownership of such shares. The address of BMA and the Blackstone Funds is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.
(2)	The MSCP Funds consist of the following six funds: Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P., Morgan Stanley Dean Witter Capital Partners IV, L.P., MSDW IV 892 Investors, L.P., Morgan Stanley Capital Investors, L.P. and Morgan Stanley Dean Witter Capital Investors IV, L.P. The address of each of Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P., Morgan Stanley Dean Witter Capital Partners IV, L.P. and MSDW IV 892 Investors, L.P. is c/o Metalmark Capital LLC, 1177 Avenue of the Americas, New York, New York 10036. The address of each of Morgan Stanley Capital Investors, L.P. and Morgan Stanley Dean Witter Capital Investors IV, L.P. is c/o Morgan Stanley, 1585 Broadway, New York, New York 10036. Metalmark Capital LLC shares investment and voting power with Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P., Morgan Stanley Dean Witter Capital Partners IV, L.P. and MSDW IV 892 Investors, L.P. over 7,515,136 of these 7,707,834 shares of our common stock that are indirectly owned by these four funds.
(3)	Includes 388,391 options to purchase our common stock which are vested or will vest within 60 days of September 1, 2011. Also, includes an aggregate of 296,454 shares of common stock directly owned by three of his family trusts.
(4)	Includes 176,907 options to purchase our common stock which are vested or will vest within 60 days of September 1, 2011.
(5)	Includes 497,652 options to purchase our common stock which are vested or will vest within 60 days of September 1, 2011.
(6)	Includes 92,950 options to purchase our common stock which are vested or will vest within 60 days of September 1, 2011.
(7)	Mr. Bredesen joined our Board of Directors on October 6, 2011 so his share ownership information is as of that date rather than September 1, 2011.
(8)	Ms. Burt joined our Board of Directors on September 20, 2011 so her share ownership information is as of that date rather than September 1, 2011.
(9)	Mr. Dal Bello and Dr. Galvin are each employees of Blackstone, but neither has any investment or voting control over the shares beneficially owned by Blackstone.
(10)	Mr. Husain is a Managing Director of Metalmark Capital LLC and exercises shared voting or investment power over the shares of our common stock directly owned by Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P., Morgan Stanley Dean Witter Capital Partners IV, L.P., and MSDW IV 892 Investors, L.P. and, as a result, may be deemed to be the beneficial owner of the 7,515,136 shares of our common stock owned by these four funds. Mr. Husain disclaims beneficial ownership of such shares of common stock as a result of his employment arrangements with Metalmark, except to the extent of his pecuniary interest therein ultimately realized. Metalmark Capital does not have investment and voting power with respect to 192,698 shares of our common stock indirectly owned by Morgan Stanley Capital Investors, L.P. and Morgan Stanley Dean Witter Capital Investors IV, L.P., and these 192,698 shares are not included in the 7,515,136 shares contained in this table for Mr. Husain.
(11)	Includes 2,548,108 options to purchase our common stock which are vested or will vest within 60 days of September 1, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of copies of such reports and written representations from our executive officers, directors and greater than 10% beneficial owners, we believe that our executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements during our fiscal year ended June 30, 2011.

TRANSACTIONS WITH RELATED PERSONS

Stockholders Agreement

In connection with our initial public offering in June 2011, we entered into a stockholders agreement with Blackstone, MSCP and certain members of management.

Board Composition. The stockholders agreement provides that, until we cease to be a “controlled company” within the meaning of the NYSE rules, Blackstone has the right to nominate six directors to our Board and MSCP has the right to nominate one director to our Board. In addition, the stockholders agreement provides that there shall be three independent directors elected to our Board. Once we cease to be a “controlled company”, Blackstone will only have the right to nominate five directors to our Board, and once Blackstone owns less than 10% of our outstanding shares of common stock, Blackstone will only have the right to nominate one director to our Board. Each of Blackstone and MSCP will lose its right to nominate any directors to our Board once it owns less than 5% of our outstanding shares of common stock. Currently, Blackstone has appointed three directors (Messrs. Simpkins, Dal Bello and Galvin) and MSCP has appointed one director (Mr. Husain) to our Board. In addition, our Chief Executive Officer, Mr. Martin, is a director, and three independent directors have been appointed (Messrs. Bredesen and D’Arcy and Ms. Burt) to our Board of Directors. Each of the parties to the stockholders agreement has agreed to vote his or its shares in favor of the Blackstone and MSCP nominees to the Board of Directors and to otherwise take actions to maintain Board and committee structure consistent with the stockholders agreement.

Board Committees. Under the stockholders agreement, until we cease to be a “controlled company” Blackstone has the right to designate a majority of each committee of our Board of Directors, except to the extent that such a designee is not permitted to serve on a committee under applicable law, rule, regulation or listing standards. Once we cease to be a “controlled company”, our Board of Directors will determine the composition of each committee of the Board. To the extent that MSCP maintains a right to nominate a director, it will be entitled to appoint one non-voting observer to each committee of the Board, subject to applicable law, rule, regulation or listing standards.

Investor Approvals. Under the stockholders agreement, the following actions will require the approval of Blackstone for so long as Blackstone owns at least 25% of our outstanding shares of common stock:

•	any merger, consolidation, recapitalization, liquidation, or sale of us or all or substantially all of our assets;

•	initiating any liquidation, dissolution or winding up or other bankruptcy proceeding involving us or any of our subsidiaries; or

•

we or any of our subsidiaries enter into any business or operations other than those businesses and operations of a same or similar nature to those which are currently conducted by us or our subsidiaries.

Information Rights. In addition, the stockholders agreement grants to the parties thereto certain information rights to receive budget and other information upon request, and requires us to undertake certain actions in order to allow the Blackstone and/or MSCP funds holding a direct or indirect interest in us to qualify as “venture capital operating companies” under ERISA if so required.

Transaction and Monitoring Fee Agreement

In connection with the 2004 Merger, we entered into a transaction and monitoring fee agreement with affiliates of Blackstone and MSCP pursuant to which these entities agreed to provide certain structuring, advisory and management services to us. In consideration for ongoing consulting and management advisory services, we were required to pay to the Blackstone affiliate an annual fee of $4.0 million and to the MSCP affiliate an annual fee of $1.2 million for the first five years and thereafter an annual fee of $600,000. Also, under the agreement, Blackstone and MSCP were entitled to receive additional compensation for providing investment banking or other financial advisory services to us by mutual agreement among Blackstone, MSCP and us. In this regard, in May 2011, we agreed to pay financial advisory fees to Blackstone and MSCP of $10.0 million and $1.5 million, respectively, to reflect their contributions to our accomplishments in our fiscal year ended June 30, 2011 and these fees were paid in June 2011.

Under the agreement, we paid to the Blackstone affiliate upon the closing of the 2004 Merger a transaction fee of $20.0 million.

The transaction and monitoring fee agreement also required Vanguard to pay or reimburse the Blackstone and MSCP affiliates for reasonable out-of-pocket expenses in connection with, and indemnify them for liabilities arising from, the services provided pursuant to the agreement.

Also, under the agreement in the event or in anticipation of a change of control or an initial public offering, the Blackstone affiliate may elect to have Vanguard pay to such affiliate and the MSCP affiliate lump sum cash payments equal to the present value (using a discount rate equal to the yield to maturity on the date of notice of such event of the class of outstanding U.S. government bonds having a final maturity closest to the tenth anniversary of such written notice) of all then-current and future consulting and management advisory fees payable under the agreement (assuming that the termination date of the agreement was the tenth anniversary of the closing of the 2004 Merger) subject, in the case of the MSCP affiliate, to the requirement that the amount payable to such affiliate may not be less than 15% of the sum of the aggregate fees required to be paid to Blackstone under the agreement less the amount of fees already paid to the MSCP affiliate. If Blackstone had notified us that it had elected to require us to make the aforementioned lump sum payments to its affiliate and the MSCP affiliate in connection with our June 2011 initial public offering, then upon payment of such fees, which would have been in the amount of $12,169,905 and $1,825,486, respectively, the transaction and monitoring fee agreement would have terminated. In lieu thereof, in connection with the closing of our initial public offering in June 2011, the parties entered into a new agreement amending and terminating the transaction and monitoring fee agreement (the “Amendment and Termination Agreement”), where we agreed to pay the Blackstone affiliate thereunder in consideration of such termination the aggregate amount of $13,000,000 on the following schedule: $1,000,000 on the first day of each calendar quarter commencing on July 1, 2011 and ending with the last payment on July 1, 2014. Under the Amendment and Termination Agreement, we are required to pay the MSCP affiliate thereunder in consideration of such termination the aggregate amount of $1,950,000 on the following schedule: $150,000 on the first day of each calendar quarter commencing on July 1, 2011 and ending with the last payment on July 1, 2014. Also, under the Amendment and Termination Agreement, the Blackstone affiliate has the right at any time to cause us to pay the aforementioned lump sum payments to it and to the MSCP affiliate in lieu of the above payment schedules, but with such lump sum payments calculated promptly after such future election.

Under the transaction and monitoring fee agreement during fiscal year 2011, we paid $4.3 million and $0.6 million to the Blackstone affiliate and the MSCP affiliate, respectively, in monitoring fees and expenses exclusive of the additional financial advisory fees noted above.

Registration Rights Agreement

In connection with the 2004 Merger, we entered into a registration rights agreement with Blackstone, MSCP, the management investors and certain other investors pursuant to which we may be required from time to time to register the sale of our shares held by Blackstone, MSCP and such investors. Under the registration rights agreement, Blackstone and MSCP are each entitled to require us (but in the case of MSCP, on no more than two occasions, subject to limited exceptions) to register the sale of shares held by Blackstone or MSCP, as applicable, on its behalf and may request us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, the former members of Holdings (including certain members of management) will have the ability to exercise certain piggyback registration rights with respect to shares of our common stock held by them, including shares received in connection with the Holdings Merger, in connection with registered offerings requested by Blackstone or MSCP or initiated by us.

Employer Health Program Agreement with a Blackstone Affiliate, Equity Healthcare LLC

Effective July 1, 2008, we entered into an employer health program agreement with Equity Healthcare LLC (“Equity Healthcare”). Equity Healthcare negotiates with providers of standard administrative services for health benefit plans as well as other related services for cost discounts and quality of service monitoring capability by Equity Healthcare. Because of the combined purchasing power of its client participants, Equity Healthcare is able to negotiate pricing terms for providers that are believed to be more favorable than the companies could obtain for themselves on an individual basis.

In consideration for Equity Healthcare’s provision of access to these favorable arrangements and its monitoring of the contracted third parties’ delivery of contracted services to us, we pay Equity Healthcare a fee of $2 per participating employee per month (“PEPM Fee”). During our 2011 fiscal year, we paid an aggregate amount of $335,398 in PEPM Fees to Equity Healthcare.

Equity Healthcare may also receive a fee (“Health Plan Fees”) from one or more of the health plans with whom Equity Healthcare has contractual arrangements if the total number of employees joining such health plans from participating companies exceeds specified thresholds. If and when Equity Healthcare reaches the point at which the aggregate of its receipts from the PEPM Fee and the Health Plan Fees have covered all of its allocated costs, it will apply the incremental revenues derived from all such fees to (a) reduce the PEPM Fee otherwise payable by us, (b) avoid or reduce an increase in the PEPM Fee that might otherwise have occurred on contract renewal or (c) arrange for additional services to us at no cost or reduced cost.

Equity Healthcare is an affiliate of Blackstone, with whom Michael A. Dal Bello, Dr. Robert Galvin and Neil P. Simpkins, members of our Board, are affiliated and in which they may have an indirect pecuniary interest. Dr. Galvin is also the chief executive officer of Equity Healthcare.

Commercial Transactions with Sponsor Portfolio Companies

Blackstone, MSCP and Metalmark are each sponsor private equity funds that have ownership interests in a broad range of companies. We have entered into commercial transactions in the ordinary course of our business with some of these companies, including the sale of goods and services and the purchase of goods and services. None of these transactions or arrangements is of great enough value to be considered material to us.

Policy on Transactions with Related Persons

Our Board of Directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). In February 2007, our Board of Directors first adopted a written policy reflecting certain practices to be followed in connection with any transaction between us and a “related person.”

Under this policy, any transaction with us in which a director, executive officer or beneficial holder of more than 5% of our total equity, or any immediate family member of the foregoing (each, a “related person”), has a direct or indirect material interest, and where the amount involved exceeds $120,000, such transaction referred to as a “related person transaction,” has to be specifically disclosed to the Board and has to be either approved or ratified by the Board of Directors.

In May 2011, our Board adopted a new written policy on transactions with related persons that is in conformity with the requirements upon issuers having publicly-held common stock that is listed on the NYSE. Under the new policy:

•

any related person transaction, and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by a committee of the Board of Directors composed solely of independent directors who are disinterested or by the disinterested members of the Board of Directors; and

•

any employment relationship or transaction involving an executive officer and any related compensation must be approved by the Compensation Committee of the Board of Directors or recommended by the Compensation Committee to the Board of Directors for its approval.

In connection with the review and approval or ratification of a related person transaction:

•

management must disclose to the committee or disinterested directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•

management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

•

management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our applicable filings under the Securities Act or the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with such laws and related rules; and

•

management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act of 2002.

In addition, the related person transaction policy provides that the committee or disinterested directors, as applicable, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, NYSE and the Code.

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

If any stockholder wishes to propose a matter for consideration at our 2012 Annual Meeting of Stockholders, the proposal should be mailed by certified mail return receipt requested, to our Corporate Secretary, Vanguard Health Systems, Inc., 20 Burton Hills Boulevard, Suite 100, Nashville, Tennessee 37215. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our proxy statement and form of proxy for the 2012 Annual Meeting of Stockholders, a proposal must be received by our Corporate Secretary on or before June 15, 2012. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

Our Amended and Restated By-Laws provide for advance notice provisions. For nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Corporate Secretary, and, in the case of business other than nominations of persons for election to the Board, such other business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Corporate Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than 30 days from the anniversary date of the previous year’s meeting, notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Notwithstanding anything in this section to the contrary, if the number of directors to be elected to our Board of Directors at an annual meeting is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 calendar days prior to the first anniversary of the prior year’s annual meeting of stockholders, then a stockholder’s notice shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Corporate Secretary not later than the close of business on the tenth calendar day following the day on which such public announcement is first made by us. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our Amended and Restated By-Laws. The proxy solicited by our Board for the 2012 Annual Meeting of Stockholders will confer discretionary authority to vote as the proxyholders deem advisable on such stockholder proposals which are considered untimely.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding”, provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can request prompt delivery of a copy of the proxy statement and annual report by contacting Gary Willis, Senior Vice President and Chief Accounting Officer, 20 Burton Hills Boulevard, Suite 100, Nashville, Tennessee 37215, (615) 665-6000.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the Annual Meeting. If other matters are presented, the proxyholders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

James H. Spalding
Corporate Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.vanguardhealth.com) and click on “SEC Filings” under the “Investor Relations” heading. Copies of our Annual Report on Form 10-K for the year ended June 30, 2011, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Corporate Secretary

Vanguard Health Systems, Inc.

20 Burton Hills Boulevard, Suite 100

Nashville, Tennessee 37215

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VANGUARD HEALTH SYSTEMS, INC. 20 BURTON HILLS BLVD. SUITE 100 NASHVILLE,TN 37215

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

                                  KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ________________________________________
The Board of Directors recommends you vote
FOR the following:		☐	☐	☐
1.	Election of Directors
Nominees
01	Stephen R. D’Arcy 02 Robert Galvin, M.D. 03 Carol J. Burt
The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain
2	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012.						☐	☐	☐
3	To approve, in a non-binding advisory vote, the compensation paid to our named executive officers.						☐	☐	☐
The Board of Directors recommends you vote 3 YEARS on the following proposal:						1 year	2 years	3 years	Abstain
4	To determine, in a non-binding advisory vote, whether a non-binding stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years.					☐	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

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VANGUARD HEALTH SYSTEMS, INC.

Annual Meeting of Stockholders

November 10, 2011 10:00 AM

This proxy is solicited by the Board of Directors

The stockholders hereby appoint Charles N. Martin, Jr. and James H. Spalding, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of VANGUARD HEALTH SYSTEMS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 A.M. (Central Time) on November 10, 2011, at the Company’s headquarters at 20 Burton Hills Boulevard, Suite 100, Nashville, Tennessee 37215, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Director’s recommendations.

Continued and to be signed on reverse side

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